UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.    )

☒	Filed by the Registrant
☐	Filed by a Party other than the Registrant

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Koppers Holdings Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notice of 2015

Annual Meeting

and

Proxy Statement

Koppers Holdings Inc.

[April 7], 2015

Dear Fellow Shareholder:

You are cordially invited to attend the 2015 Annual Meeting of Shareholders of Koppers Holdings Inc. (Koppers). The meeting will be held at the Pittsburgh Airport Marriott, 777 Aten Road, Coraopolis, Pennsylvania 15108 on Thursday, May 7, 2015, beginning at 10:00 a.m. Eastern Daylight Time.

The purpose of the meeting will be to elect seven directors, to vote on an amendment to our Amended and Restated Articles of Incorporation to increase the number of authorized shares of Koppers common stock, to hold an advisory vote on executive compensation and to ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2015.

This booklet includes the Notice of Annual Meeting and Proxy Statement. The Proxy Statement describes the business we will conduct at the meeting and provides information about Koppers that you should consider when you vote your shares. Also enclosed is our Annual Report, which includes our consolidated financial statements for 2014.

Your vote is important regardless of how many shares you own and I urge you to vote your shares. Whether or not you plan to attend the annual meeting, please sign, date and return the proxy form in the enclosed envelope to make sure that your shares are voted at the meeting. Voting your shares by proxy does not limit your right to be present at the meeting and vote your shares in person.

I appreciate your continued confidence in Koppers and look forward to seeing you at the meeting.

Sincerely,

Leroy M. Ball, Jr.

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Thursday, May 7, 2015

Time:	10:00 a.m. Eastern Daylight Time

Place:	Pittsburgh Airport Marriott
777 Aten Road, Coraopolis, Pennsylvania 15108

Proposals:

1.	To elect seven members of our board of directors.

2.	To consider and vote on an amendment to the Koppers Amended and Restated Articles of Incorporation to increase the number of authorized shares of Koppers common stock.

3.	To hold an advisory vote on executive compensation.

4.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2015.

We will also transact any other business that is properly raised at the meeting or any adjournment of the meeting.

Record Date:	You can vote if you were a shareholder of record on March 10, 2015.

By Order of the Board of Directors

Steven R. Lacy

Senior Vice President, Administration,

General Counsel and Secretary

[April 7], 2015

Your Vote Is Important

Whether or not you plan to attend the meeting, please complete, date, sign and return the accompanying proxy card promptly so that we can be assured of having a quorum present at the meeting and so that your shares may be voted in accordance with your wishes.

Important Notice Regarding the Availability of Proxy

Materials for the Annual Meeting of Shareholders to Be Held on May 7, 2015

A complete copy of this proxy statement, proxy card and our annual report for the year ended December 31, 2014 are also available at http://www.rrdezproxy.com/2015/KoppersHoldings/.

2015 Proxy Summary

This 2015 Proxy Summary highlights certain information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider before voting, and we strongly encourage you to carefully read the entire proxy statement before voting.

General Information About This Annual Meeting
Date and Time:	Thursday, May 7, 2015 at 10:00 a.m. Eastern Daylight Time
Location:	Pittsburgh Airport Marriot, 777 Aten Road, Coraopolis, Pennsylvania 15108
Record Date:	March 10, 2015
Voting:	Shareholders as of the record date have one vote for each share held on the record date for each proposal.

Proposals to be Considered and Board Recommendations

Proposal	Board Voting Recommendation	Page Reference
• Elect 7 members of the board of directors	FOR each director nominee	6
• Approve an amendment to our Amended and Restated Articles of Incorporation to increase the number of authorized shares of Koppers common stock	FOR	78
• Hold an advisory vote on executive compensation	FOR	79
• Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2015	FOR	80

Board Nominees

Name	Age	Director Since	Background	Independent	Committee Memberships
					AC	NCG	MDC	SHE	SRC
Cynthia A. Baldwin	70	2008	Former Vice President and General Counsel, The Pennsylvania State University	Yes	X			X
Leroy M. Ball, Jr.	46	2015	President and CEO, Koppers	No
Sharon Feng, Ph.D.	56	2009	Executive Director, University of Chicago Institute for Molecular Engineering	Yes		X		CC
Albert J. Neupaver	64	2009	Executive Chairman, Westinghouse Airbrake Technologies Corporation	Yes	X		CC		CC
Stephen R. Tritch	65	2009	Former CEO, Westinghouse Electric Company	Yes	X	CC	X		X
Walter W. Turner	68	2004	Former President and CEO, Koppers	No				X
T. Michael Young	70	2006	Managing Partner, The CapStreet Group, LLC	Yes	CC	X	X		X
AC	Audit Committee
NCG	Nominating and Corporate Governance Committee
MDC	Management Development and Compensation Committee
SHE	Safety Health and Environmental Committee
SRC	Strategy and Risk Committee
CC	Committee Chair

•	Attendance: In 2014, we had cumulative director attendance of 99% at board and committee meetings.
•	Majority Voting: Each nominee receiving a majority of the votes cast with respect to his/her election will be elected to the board.

Corporate Governance Highlights
Our board is committed to engaging in corporate governance “best practices,” which promote the long-term interests of shareholders and strengthen board and management accountability. In 2014, we took affirmative steps to improve certain key corporate governance principles. The summary below provides a snapshot of our current corporate governance policies.
Majority Voting in Director Elections — In 2014, we implemented a majority voting standard in director elections. Each director must now be elected by a majority of votes cast, not a plurality.
Declassified Board Structure — At our 2014 annual meeting, our shareholders approved our proposal to declassify our board structure. By the 2016 annual meeting of shareholders, our board will be completely declassified.

Annual Board and Committee Self-Evaluations — Our board and committees engage in thorough self-evaluations on an annual basis.
No Poison Pill – The company currently does not have a poison pill in place.
Independent Board — Our board is comprised of all independent directors, other than Mr. Ball and Mr. Turner, and our non-management directors regularly meet in executive sessions.
Stock Ownership Guidelines for Directors and Executive Officers — We have adopted stock ownership guidelines for directors and executives that encourage a long-term perspective and ensure that the interests of directors and executives are closely aligned with shareholders.
Corporate Governance Guidelines — We have adopted corporate governance guidelines to ensure we are fully compliant with the law and engaging in corporate governance “best practices.” These guidelines are reviewed at least annually.

CEO Succession
Walter W. Turner, the President and Chief Executive Officer of Koppers Holdings Inc. since November 2004 and of Koppers Inc. since 1998, retired effective December 31, 2014. As part of its succession planning process, the board conducted a comprehensive search process including both internal and external candidates. Leroy M. Ball, Jr., our former Chief Operating Officer, was appointed President and Chief Executive Officer, effective January 1, 2015, resulting in a seamless leadership transition.

Executive Compensation Highlights

Key Pay-for-Performance Features of Our Executive Compensation Program:

•    Total compensation consists primarily of base salary, an annual cash incentive and long-term incentives.

•    Annual cash incentives are not paid unless a preset level of EPS is achieved. In 2014, most named executive officers received no annual cash incentives as EPS thresholds were not achieved.

•    Long-term incentives comprise a significant portion of executives’ total compensation package, with 50% of such awards consisting of performance-based restricted stock units. Performance-based restricted stock units awarded in 2012 were forfeited as the three-year cumulative value creation threshold was not achieved.

•    Executives receive only limited perquisites, all of which are for business-related purposes.

Changes for Our 2015 Executive Compensation Program:

•    Base salary increases of up to 5% were approved for certain of our named executive officers.

•    Time-based restricted stock units and stock options granted in 2015 will vest in annual installments of 25 percent over four years, instead of three-year cliff-vesting, as in prior years.

•    The maximum number of performance-based restricted stock units that may vest based on grants made in 2015 could range to up to 200% of target if maximum cumulative value creation performance is achieved (versus a maximum of 150% of target in prior years).

•    For 2015, our new Koppers Annual Incentive Plan will replace our prior annual bonus/cash incentive plans. Under this plan, 80% of participants’ incentive opportunity will be based on adjusted EBITDA performance at either the consolidated company level or a combination of the consolidated company level and applicable business unit level. The remaining 20% of participants’ incentive opportunity will be based solely on individual goals.

Page

PROXY STATEMENT	1
PROXY ITEM 1 — PROPOSAL FOR ELECTION OF DIRECTORS	6
General	6
Vote Required	6
Board Recommendation	7
Biographical Summaries of Nominees and Directors	8
Board Meetings and Committees	12
CORPORATE GOVERNANCE MATTERS	19
Corporate Governance Guidelines	19
Director Independence	19
Board Leadership and Executive Sessions	21
Risk Oversight	22
Code of Ethics	22
Communications with the Board	23
Nomination Procedures	23
Committee Reports to Shareholders	24
Audit Committee Report	24
Management Development and Compensation Committee Report	26
COMMON STOCK OWNERSHIP	27
Director, Director Nominee and Executive Officer Stock Ownership	27
Beneficial Owners Of More Than Five Percent	28
EXECUTIVE COMPENSATION	29
Compensation Discussion and Analysis	30
Summary Compensation Table	50
2014 Grants of Plan Based Awards Table	52
Outstanding Equity Awards at Fiscal Year-End 2014	54
2014 Option Exercises and Stock Vested	56
2014 Pension Benefits	57
2014 Non-qualified Deferred Compensation	60
Potential Payments upon Termination or Change in Control	61
Director Compensation	71
Stock Ownership Guidelines for Our Non-Employee Directors	73
TRANSACTIONS WITH RELATED PERSONS	75
AUDITORS	76
PROXY ITEM 2 — PROPOSAL TO AMEND OUR AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF KOPPERS COMMON STOCK	78
PROXY ITEM 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION	79
PROXY ITEM 4 — PROPOSAL TO RATIFY THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2015	80
GENERAL MATTERS	80
Section 16(a) Beneficial Ownership Reporting Compliance	80
Shareholder Proposals for the Next Annual Meeting	81
APPENDIX A — PROPOSED AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF KOPPERS COMMON STOCK	A-1

Koppers Holdings Inc.

436 Seventh Avenue

Pittsburgh, PA 15219

PROXY STATEMENT

What is the purpose of this annual meeting?

The shareholders will act on the following matters:

1.	The election of seven members to our board of directors;

2.	The consideration of an amendment to the Koppers Amended and Restated Articles of Incorporation to increase the number of authorized shares of Koppers common stock;

3.	The holding of an advisory vote on executive compensation; and

4.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2015.

In addition, our management will report on our performance in 2014 and will answer appropriate questions from shareholders. We will also transact any other business that is properly raised at the meeting or any adjournment of the meeting.

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the board of directors of Koppers Holdings Inc., a Pennsylvania corporation, of proxies to be voted at our 2015 annual meeting of shareholders and at any adjournment of such meeting. We refer to Koppers Holdings Inc. as the company, Koppers, we, our and us.

You are invited to attend our annual meeting of shareholders on Thursday, May 7, 2015, beginning at 10:00 a.m. Eastern Daylight Time at the Pittsburgh Airport Marriott, 777 Aten Road, Coraopolis, Pennsylvania 15108.

Shareholders will be admitted to the annual meeting beginning at 9:30 a.m. Eastern Daylight Time. Seating will be limited.

We began distributing the proxy materials contained in this package on or about [April 7], 2015.

Who may vote at the annual meeting?

If you owned shares of our common stock at the close of business on March 10, 2015 which we refer to as the record date, you may vote your shares at the meeting.

How many shares of common stock were outstanding on the record date?

On the record date, [                    ] shares of our common stock were outstanding and entitled to vote.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Computershare, you are considered the “shareholder of record” with respect to those shares. We have sent the notice of annual meeting, proxy statement, proxy card and 2014 annual report directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in the street name. The notice of annual meeting, proxy statement, proxy card and 2014 annual report have been forwarded to you by your broker, bank or other holder of record who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following the instructions included in the package from the broker, bank or other holder of record.

How do I vote?

You may vote your shares by proxy or in person.

By proxy.  If you are a shareholder of record, to vote your shares by proxy, you must complete, sign and date the proxy card and return it in the prepaid envelope. If you are a beneficial owner, you must complete, sign and date the voting instructions included in the package from your broker, bank or other record holder and return those instructions to the broker, bank or other holder of record.

In person.  All shareholders may vote in person at the annual meeting. If you are a shareholder of record, you may vote your shares directly at the meeting by casting a ballot in person. In addition, you may also be represented by another person at the annual meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the meeting.

Your vote is important. Please vote your shares promptly. We recommend you vote by proxy even if you plan to attend the meeting. You can always revoke your proxy before it is exercised by voting in person at the meeting.

How does a proxy work?

If you complete the enclosed proxy, that means that you authorize the persons appointed as proxies to vote your shares at the annual meeting in accordance with your directions. When you vote by proxy, you should direct how your shares should be voted for each proposal. If you do not tell us how to vote your shares for any proposal, then your shares will be voted in accordance with the recommendations of our board of directors. Unless you tell us otherwise, the persons appointed proxies to vote at our annual meeting may vote your shares in accordance with their judgment on any other matters properly presented for action at the meeting or at any adjournment of the meeting that are not described on the proxy form.

What if I receive more than one proxy card?

You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are generally covered by one card. If you beneficially hold shares through someone else (such as a broker, bank or other record holder), you may get voting instructions and related materials from that person asking how you want to vote. If you receive more than one proxy card for shares registered in your name, you have shares registered differently in more than one account. We encourage you to have all accounts registered in the same name and address whenever possible. You can do this by contacting our transfer agent, Computershare at P.O. Box 30170, College Station, TX 77842-3170, at its toll-free number (866-293-5637) or on its website at https://www-us.computershare.com/investor/Contact with the names in which all accounts are registered and the name of the account for which you wish to receive mailings.

What are broker non-votes?

The New York Stock Exchange (the stock exchange on which our common shares are listed and which we refer to as the NYSE) permits brokers to vote their customers’ shares on routine matters when brokers have not received voting instructions from their customers. Routine matters include Proposal 4 (the ratification of independent registered public accountants). For all other proposals, brokers may not vote their customers’ shares unless the brokers have received instructions from their customers. Non-voted shares on non-routine matters are called broker non-votes. If you are a beneficial owner of shares of our common stock, we encourage you to direct your broker, bank or other holder of record on how to vote your shares by following the instructions included in the package from the broker, bank or other holder of record.

What can I do if I change my mind after I vote my shares?

If you are a shareholder of record, you may revoke your proxy before it is exercised by:

•	Written notice to our corporate secretary;

•	Timely delivery of a valid, later-dated proxy; or

•	Voting by ballot at the annual meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record. You may also vote in person at the annual meeting if you obtain a legal proxy as described previously in the answer to the question “How do I vote?”.

All shares that have been properly voted and not revoked will be voted at the annual meeting.

How do I contact Koppers’ corporate secretary?

You may contact our corporate secretary by sending correspondence to our principal executive offices at Koppers Holdings Inc., Attention: Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219.

Is there a list of shareholders entitled to vote at the annual meeting?

Yes. The names of shareholders of record entitled to vote at the annual meeting will be available at the annual meeting.

What is a quorum?

In order to conduct the business of the meeting, we must have a quorum. This means at least a majority of our common shares outstanding must be represented at the meeting, either in person or by proxy. You are considered a part of the quorum if you submit a properly signed proxy card. Abstentions and broker non-votes will be considered to be represented at the meeting in determining the presence of a quorum.

What vote is needed for the proposals to be adopted?

You have one vote for each share that you held on the record date for each proposal.

Effective May 2, 2014, our board of directors amended our Amended and Restated Bylaws (the “Bylaws”) to provide that directors shall be elected by a majority of the votes cast in an uncontested election. These actions reflect the company’s commitment to maintaining good corporate governance practices and addressing shareholder concerns. Because the number of nominees properly nominated for the annual meeting is the same as the number of directors to be elected at the annual meeting, the election of directors is a non-contested election. As a result, any nominee who receives a majority of the votes cast (the number of shares voted “for” the director must exceed 50% of the votes cast with respect to that director) at the annual meeting will be elected as a director. Any nominee who does not receive a majority of the votes cast will be required to tender his or her resignation to the board of directors within ten days following certification of the election results.

All other matters to be voted on at the annual meeting require the favorable vote of a majority of the votes cast on the applicable matter, at the meeting in person or by proxy, for approval.

Any abstentions or broker non-votes are not votes cast and do not count either for or against a proposal.

Does Koppers have a recommendation on voting?

Yes. The board of directors recommends a vote “FOR” the election of all nominees as directors, “FOR” the proposal to increase the number of authorized shares of common stock, “FOR” the advisory resolution approving executive compensation and “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2015.

Who counts the votes cast at the annual meeting?

Representatives of Computershare will tabulate the votes and act as inspectors of election at the annual meeting.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. We may make arrangements with brokerage houses and other custodians, nominees and fiduciaries for them to forward proxy materials to the beneficial owners of the shares they hold of record and we may reimburse them for doing so. Proxies may be solicited on our behalf by directors, officers or employees, for no additional compensation, in person or by telephone, electronic transmission and facsimile transmission. We have hired Computershare, our transfer agent, to distribute and solicit proxies. We will pay Computershare an estimated fee of $5,000, plus its reasonable expenses, for these services.

Will my vote be confidential?

Shareholder voting records will be permanently kept confidential except as may be necessary to meet legal requirements.

PROXY ITEM 1 — PROPOSAL FOR ELECTION OF DIRECTORS

General

Seven directors are to be elected by shareholders at this annual meeting. At our 2014 annual meeting of shareholders, our shareholders approved an amendment to our Amended and Restated Articles of Incorporation that eliminated our classified board structure and provided for the annual election of directors beginning in 2014. Accordingly, directors with a term expiring in 2015 stand for election at this annual meeting for one-year terms and directors with a term expiring in 2016 will stand for election in 2016 and be elected for one-year terms thereafter.

On February 4, 2015, the board increased the number of directors serving on the board from eight to nine and elected Leroy M. Ball, Jr., our President and Chief Executive Officer, to fill the vacancy resulting from the increase. The nominees for election to the board of directors have been nominated by our nominating and corporate governance committee for election to the board of directors, and our board has approved the nominees. The board has nominated Cynthia A. Baldwin, Leroy M. Ball, Jr., Sharon Feng, Albert J. Neupaver, Stephen R. Tritch, Walter W. Turner and T. Michael Young for election.

Each nominee who is elected as a director will hold office for the length of their term or until the director’s death, resignation, incapacity or until the director’s successor shall be elected and shall qualify. Vacancies on the board of directors, including vacancies resulting from an increase in the number of directors, will be filled by a majority vote of the directors then in office, even if less than a quorum.

It is the board’s policy as set forth in our corporate governance guidelines not to set a limit on the number of terms for which a director may serve. Setting term limits may prevent the contribution of directors who have been able to develop, over a period of time, increasing insight into our business and therefore provide an increasing contribution to the board. Also, management accountability may be undermined by frequent turnover of directors. A director will not be eligible to stand for re-election as a director where he or she has reached the age of 74 before the date of election, unless the board approves an exception to this guideline, which the board has the authority to do on a case-by-case basis.

Vote Required

Under our Bylaws, in any uncontested election of directors, each director will be elected if more votes are cast “for” the director’s election than are cast “against” the director’s election, with abstentions and broker non-votes not being counted as a vote cast either “for” or “against” the director’s election. A plurality standard will apply in any contested election of directors, which is an election in which the number of nominees for director exceeds the number of directors to be elected. If any incumbent director fails to receive a majority of the votes cast in any uncontested election, the director will be required to tender his or her resignation to the board of directors within ten days following certification of the election results.

The nominating and corporate governance committee of the board of directors, or such other committee as the board may designate, will then recommend to the board whether to accept or reject such director’s resignation, or whether other action should be taken. The nominating and corporate governance committee may consider any factors it considers appropriate or relevant in considering whether to accept or reject a director’s resignation, or whether other action should be taken. The board will act on the nominating and corporate governance committee’s recommendation and publicly disclose its decision within 120 days following the date of the certification of the election results. If the tendered resignation is accepted by the board, the board may fill the resulting vacancy or decrease the number of directors comprising the board in accordance with the Bylaws.

Your proxy will be voted “FOR” the election of these nominees, unless you vote against, or abstain from voting for or against, one or more of them. If any nominee is unable or unwilling to stand for election, your proxy authorizes us to vote for a replacement nominee if the board names one.

Board Recommendation

With respect to the election of directors (Proxy Item 1), the board of directors recommends a vote “FOR” the election of all seven nominees.

Biographical Summaries of Nominees and Directors

There are no specific minimum qualifications a nominee must meet in order to be recommended for the board. However, our nominating and corporate governance committee seeks to establish, as required by the committee’s charter, a board that consists of individuals from diverse educational and professional experiences and backgrounds, that, when taken as a whole, provide meaningful counsel to management. Board candidates are considered based upon various criteria, such as their broad-based business skills and experiences, prominence and reputation in their profession, global business perspective, concern for the long-term interests of our shareholders and personal integrity, values and judgment — all in the context of an assessment of the perceived needs of the board. In addition, directors must have significant time available to devote to board activities and to enhance their knowledge of our business. Although we do not have a formal policy with respect to diversity, our nominating and corporate governance committee considers the diversity of our board as a whole, including the skills, background and experience of our directors.

Our nominating and corporate governance committee believes each member of our board of directors possesses the individual qualities necessary to serve on the company’s board of directors, including high personal and professional ethical standards and integrity, honesty and good values. Our directors are highly educated and have diverse backgrounds and extensive track records of success in what we believe are highly relevant positions with large international companies, firms and major private and public institutions. They have each demonstrated an ability to exercise sound judgment and have exhibited a commitment of service to the company and to the board, and each of our directors possesses strong communication skills. In addition, we believe that each director brings the skills, experience and perspective that, when taken as a whole, creates a board that possesses the requirements necessary to oversee the company’s business. Each director’s and nominee’s particular experience, qualifications, attributes and skills that led the board to conclude that such director or nominee should serve as a director for the company are set forth below. The committee reviews the board membership criteria and modifies them as necessary each year.

The following information relates to the seven nominees for election at this year’s annual meeting:

NOMINEES

Cynthia A. Baldwin Age: 70

Justice Baldwin became a member of our board of directors in February 2008. From February 2010 to July 2012, Justice Baldwin served as the Vice President and General Counsel of The Pennsylvania State University, a major public research university. An experienced board member, Justice Baldwin was Chair of the board of trustees of The Pennsylvania State University from 2004 to 2007, and a board member for 15 years before taking her position as Vice President and General Counsel. Justice Baldwin is an emerita trustee of both The Pennsylvania State University and Duquesne University. Justice Baldwin also serves as a director of Vibrant Pittsburgh, a non-profit organization dedicated to bringing a more diverse workforce to Pittsburgh. She is a director of the Junior Achievement Capital Campaign Committee and the co-chair of the Advisory Committee for the Duquesne University School of Law.

Justice Baldwin also brings a wealth of knowledge and experience to the board from the legal field and public sector, having served as a partner at Duane Morris LLP, a large international law firm, from March 2008 to February 2010, as a former Pennsylvania Supreme Court Justice from 2006 to 2008, and as Judge on the Allegheny County Court of Common Pleas for 16 years. Prior to serving in the judiciary, Justice Baldwin practiced law in various areas, including real estate law and commercial litigation. Justice Baldwin’s experience gives her particular insight into assessing litigation risk.

Leroy M. Ball, Jr. Age: 46

Mr. Ball has served as President and Chief Executive Officer of the company and Koppers Inc., our wholly-owned subsidiary, since January 1, 2015. From August 2014 through December 2014, Mr. Ball served as Chief Operating Officer of the company and Koppers Inc. and from May 2014 until August 2014, Mr. Ball served as both Chief Operating Officer and Chief Financial Officer of the company and Koppers Inc. Mr. Ball served as Vice President and Chief Financial Officer of the company and Koppers Inc. from September 2010 to May 2014. Prior to joining Koppers, Mr. Ball was Senior Vice President and Chief Financial Officer of Calgon Carbon Inc., a provider of services, products and solutions for purifying water and air, since 2002. Mr. Ball has been a director of Koppers Inc. since May 2013.

Mr. Ball has significant leadership experience in global businesses and valuable financial expertise and experience. As the only current management representative on our board, Mr.

Ball enhances board discussions by providing an insider’s perspective on the company’s business, operations and strategic direction and insight into all aspects of the company’s business.

Sharon Feng, Ph.D. Age: 56

Dr. Feng became a member of our board of directors in May 2009. Since September 2012, Dr. Feng has been the Executive Director of the University of Chicago’s Institute for Molecular Engineering, an interdisciplinary research institute and academic unit of a private research university. From February 2010 to August 2012, Dr. Feng served as the Vice President of Business Development of the Coatings, Adhesives and Specialties Division of Bayer MaterialScience LLC, a global supplier of specialty chemicals. Prior to that, Dr. Feng was the Vice President, Industrial and Environmental Affairs/Logistics Management of Lanxess Corporation, a global manufacturer of high-quality products for the chemical, synthetic rubber and plastics industries, from January 2009 through January 2010 and the Vice President, Technical Services/Industrial and Environmental Affairs of Lanxess Corporation from August 2006 through December 2008, with responsibility for that company’s risk management and regulatory compliance. From February 2005 to August 2006, Dr. Feng served as the Vice President of Business Development, Coatings and Adhesives, Asia Pacific Region for Bayer MaterialScience LLC and from January 2004 to January 2005, Dr. Feng was the Director of Polyurethane Research, North America, for Bayer MaterialScience LLC.

Dr. Feng holds a Ph.D. in inorganic chemistry, which has provided her with a technical background and a strong expertise in the specialty chemicals industry. Dr. Feng’s technical and industry experience, her experience in risk management and regulatory compliance, and her knowledge of environmental risks and best practices, developed through her leadership positions with Bayer MaterialScience LLC and Lanxess Corporation, provide an invaluable perspective to the board’s discussions. In addition, her insights into international business development, particularly in Asian markets, contribute to the board’s consideration of strategic growth in that region.

Albert J. Neupaver Age: 64

Mr. Neupaver became a member of our board of directors in August 2009. Effective May 14, 2014, Mr. Neupaver was appointed as the Executive Chairman of Westinghouse Air Brake Technologies Corporation, a public company and one of the world’s largest providers of value-added, technology-based equipment and services for the global rail industry. From February 2006 until May 14, 2014, Mr. Neupaver served as the President and Chief Executive Officer of Westinghouse Air Brake Technologies Corporation. His operational knowledge and leadership skills are further demonstrated by his additional public company experience at AMETEK, Inc., a leading global manufacturer of electronic instruments and electromechanical devices, where he served as the President of the electromechanical group from 1998 to February 2006.

Mr. Neupaver is also an experienced board member, having served as a director of Westinghouse Air Brake Technologies Corporation since 2006, and a director of Robbins & Myers, Inc., a public company and leading supplier of engineered equipment and systems, from January 2009 to February 2013. His other affiliations include service on the board of directors of the Carnegie Science Center and the board of trustees of the Carnegie Museums of Pittsburgh. Mr. Neupaver’s experience as a chief executive officer allows him to better assess our operational risks and growth opportunities.

Stephen R. Tritch Age: 65

Mr. Tritch became a member of our board of directors in May 2009. Mr. Tritch retired from his position at Westinghouse Electric Company, a global provider of fuel, services, technology, plant design, and equipment for the commercial nuclear electric power industry, in June 2008, where he was the Chief Executive

Officer since June 2002. While serving in that role, Mr. Tritch had oversight of that company’s operations, financial reporting and risk analysis. During his 37 years with Westinghouse Electric Company, Mr. Tritch held a number of management positions, including Senior Vice President Fuel Business Unit, Senior Vice President Integration and Senior Vice President Services Business Unit. His business acumen and proven leadership skills developed through years of managing this international organization provide the board with an executive and leadership perspective on the management and operations of a large company with global operations.

An experienced board member, Mr. Tritch served as the Chairman of the board of Westinghouse Electric Company from June 2006 until his retirement in June 2010. He also served as Chairman of the audit committee of Westinghouse Electric Company. Mr. Tritch served as a director of The Shaw Group, Inc., a public company and a global provider of pumping systems, engineering procurement and construction services, from April 2009 to February 2013. His additional leadership roles include service as the Chairman of the board of trustees at the University of Pittsburgh and as a member of the board of trustees of the John Heinz History Center.

Walter W. Turner Age: 68

Mr. Turner served as President and Chief Executive Officer of the company from November 2004 until January 1, 2015. He served as President and Chief Executive Officer and director of Koppers Inc., our wholly-owned subsidiary, from February 1998 until January 1, 2015. Prior to 1998, Mr. Turner held various senior management positions within Koppers Inc. since its inception in 1988, including Vice President and General Manager, Carbon Materials & Chemicals of Koppers Inc., Vice President and Manager, Marketing & Development, Industrial Pitches and Related Products of Koppers Inc. and Marketing Manager, Industrial Pitches and Creosote Oils of Koppers Inc. Mr. Turner has served as a director of the company since November 2004.

Mr. Turner has over 40 years of experience with the company, Koppers Inc. and Koppers Company, Inc., which has provided him with a depth of experience in the company’s industry and insights into the company’s business, operations and risk exposure. Mr. Turner’s board experience includes his current service as a trustee of the Carnegie Museums of Pittsburgh and as a former member of the board of directors of the Allegheny Conference on Community Development.

T. Michael Young Age: 70

Mr. Young became a member of our board of directors in May 2006. Mr. Young is an executive officer of, and since July 2006 has been a Managing Partner of, The CapStreet Group, LLC, a private equity firm that invests in lower-tier middle market companies.

Mr. Young brings executive management experience and a strong financial background to our board. Mr. Young is a former Partner of Arthur Andersen LLP, formerly one of the largest international accountancy and professional services firms. He was also formerly the Chief Financial Officer of Weatherford International Inc., a public company and one of the largest global providers of mechanical solutions, technology applications, and services for oil and gas developments. Mr. Young was the President and Chief Executive Officer of Metal Supermarkets International, a leading global supplier of small quantity metals, from December 2002 to December 2005. Mr. Young also served as the Chief Executive Officer of a number of other companies including Hi-Lo Automotive, Inc., a supplier of automotive parts, which was acquired by O’Reilly Automotive, Inc., and Transportation Components, Inc., a distributor of replacement parts for commercial trucks and trailers.

Mr. Young also has extensive service as a member of several private and public company boards. He was the Chairman of the board of Metal Supermarkets International, a private company, from December 2005 through October 2007, a member of the board of directors of Emeritus Corporation, a public company and a national operator of assisted living residential communities from April 2004 to November 2008 and a member of the board of directors of Restoration Hardware, a public company and a specialty retailer of high quality home furnishings, hardware and related merchandise from March 2005 to June 2008. Mr. Young’s skills are particularly suited to helping us assess financial and operational risks and the strategic direction of the company.

DIRECTORS WITH A TERM EXPIRING 2016

David M. Hillenbrand, Ph.D. Age: 67

Dr. Hillenbrand became a director of Koppers Holdings Inc. in November 2004. Dr. Hillenbrand served as President and Chief Executive Officer of the Carnegie Museums of Pittsburgh, a non-profit organization, from July 2005 through February 2011 and from January 2013 to June 2014.

Dr. Hillenbrand has proven experience and leadership within the specialty chemicals industry, having served in a number of senior management positions during his 27-year career with Bayer AG, a global enterprise providing products and services in the fields of health care, nutrition, high-tech materials and specialty chemicals. Dr. Hillenbrand retired from his most recent position with Bayer AG in August 2003, where he was Executive Vice President and a member of the executive committee and Labor Director of Bayer Polymers. Dr. Hillenbrand had previously served as the President and Chief Executive Officer of Bayer AG’s Canadian operations for eight years.

Dr. Hillenbrand’s board experience also includes The Hillman Company and his current service as a trustee of the Carnegie Museums of Pittsburgh.

Dr. Hillenbrand has a depth of experience with our industry and our company, having served as a director of Koppers Inc., our wholly-owned subsidiary, for 15 years and as a director of the company for over 10 years. The board benefits from his intimate knowledge of our operations and corporate philosophy. Dr. Hillenbrand was born in Germany and holds a Ph.D. in Germanics, which, combined with his experience at Bayer AG, gives him an international perspective on the company’s operations and growth strategy.

Louis L. Testoni Age: 65

Mr. Testoni became a director of Koppers Holdings Inc. in May 2013. Mr. Testoni has served as an executive in residence at the University of Pittsburgh Katz School of Business, a major public university, since September 2012, a member of the board of directors of ABARTA, Inc., a private holding company, since April 2011 and a member of the board of advisors of Henderson Brothers, Inc., a privately-held insurance agency, since December 2012. From September 2007 through June 2010, Mr. Testoni served as the Lake Erie Market Managing Partner of PricewaterhouseCoopers LLP, an international professional services firm.

Mr. Testoni’s board experience also includes his position as Chairman of the board of trustees of the Carnegie Library of Pittsburgh and as a member of the board of trustees of The Frick Art and Historical Center. Mr. Testoni also serves as a director of the Three Rivers Chapter of the National Association of Corporate Directors, a non-profit membership group for corporate board members. In addition to his broad board experience, Mr. Testoni’s financial background offers the board a key perspective and depth on financial and accounting matters.

Board Meetings and Committees

Meetings in 2014

During 2014, the board held fifteen meetings. The cumulative attendance at meetings of our board and committees of our board during 2014 was 99 percent.

Our board of directors currently has five standing committees: an audit committee, a management development and compensation committee, a nominating and corporate governance committee, a safety, health and environmental committee and a strategy and risk committee. Descriptions of these committees are set forth below. Each of our committees operates under a charter adopted by our board of directors. The charters of our committees are available on our website at www.koppers.com. You may also request a printed copy of any committee charter at no cost by writing to our corporate secretary at Koppers Holdings Inc., Attention: Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219.

We expect each director to attend the meetings of the board, the board committees on which the director serves and the annual meeting of shareholders. All of the members of our board at the time of our annual meeting of shareholders in 2014 attended the meeting.

Membership of Committees

The following table shows the membership of each committee as of [April 7], 2015.

Committee	Members
Audit	T. Michael Young (Chair) Cynthia A. Baldwin Albert J. Neupaver Louis L. Testoni Stephen R. Tritch

Nominating and Corporate Governance	Stephen R. Tritch (Chair) Sharon Feng Louis L. Testoni T. Michael Young

Management Development and Compensation	Albert J. Neupaver (Chair) Stephen R. Tritch T. Michael Young

Safety, Health and Environmental	Sharon Feng (Chair) Cynthia A. Baldwin David M. Hillenbrand Walter W. Turner

Strategy and Risk	Albert J. Neupaver (Chair) Louis L. Testoni Stephen R. Tritch T. Michael Young

Independence of Committee Members

We are subject to the NYSE corporate governance rules and certain rules of the Securities and Exchange Commission, which we also refer to as the SEC, including the rules relating to independent members on our board committees. The SEC rules set forth the independence requirements for our audit committee and require that all members of our audit committee be independent. The NYSE rules require that all of the members of our audit, nominating and corporate governance, and management development and compensation committees be independent. All of the members of our audit, nominating and corporate governance, and management development and compensation committees are independent as required by the SEC and the NYSE rules.

Audit Committee

The audit committee is required pursuant to its charter to hold at least four regularly scheduled meetings each year and held six meetings in 2014. The board has determined that Mr. Young is an “audit committee financial expert” as such term is defined under the SEC rules.

The audit committee’s responsibilities include oversight of the integrity of our financial statements, the appointment, compensation and supervision of our independent registered public accounting firm, which we also refer to as our independent auditor, review of the independence of our independent auditor, resolution of disagreements between our management and our independent auditor and oversight of our internal audit function.

In connection with oversight of the integrity of our financial statements, the audit committee’s responsibilities include:

•	Reviewing, prior to the audit, the scope and procedures to be utilized in the audit with the independent auditor;

•	Receiving reports from the independent auditor regarding our critical accounting policies and practices;

•

Meeting with the independent auditor, without our management, to discuss the audit or other issues deemed relevant by the audit committee, including, but not limited to any audit problems or difficulties and management’s response;

•

Reviewing management’s assessment of the effectiveness of internal controls over financial reporting, including any significant deficiencies or material weaknesses identified by management or the independent auditor;

•	Meeting with management and the independent auditor to review significant reporting issues and practices, including changes in or adoption of accounting principles and disclosure practices; and

•	Reviewing disclosures in our periodic reports filed with the SEC, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of such reports.

In connection with the appointment and supervision of our independent auditor, the audit committee’s responsibilities include, among other things:

•	Receiving annual written communication from the independent auditor delineating all relationships with and proposed professional services to us;

•	Reviewing all non-audit services proposed to be provided by the independent auditor;

•

Receiving and reviewing, on an annual basis, reports from the independent auditor regarding its internal quality control procedures and results of most recent peer review or any inquiry or investigation by any governmental or professional authorities within the preceding five years;

•	Reviewing the qualifications of the lead partner of the independent auditor and making certain that a replacement is named to the lead partner position every five years; and

•	Reviewing and approving, as appropriate, the compensation of the independent auditor.

The board has established, and the audit committee has reviewed, procedures for the receipt and treatment of complaints we receive concerning, among other things, accounting, internal controls or auditing matters, as well as confidential anonymous submissions by our employees regarding accounting or auditing matters. The audit committee also reviews our process for communicating these procedures to our employees.

The audit committee has the authority to engage independent counsel or other outside advisors and experts as necessary to advise the committee in the performance of its duties.

Management Development and Compensation Committee

The management development and compensation committee is required pursuant to its charter to meet at least four times a year and held eight meetings in 2014. The management development and compensation committee is responsible, among other things, for establishing and reviewing compensation criteria at the board and executive levels. The committee seeks to ensure that our compensation practices are in compliance with the law and with our Code of Business Conduct and Ethics and are commensurate with the high standards of performance expected of our directors and officers.

The committee will periodically review and propose to the full board the compensation for non-employee directors. Such review must occur at least once every two years. The board conducted such a review in February 2015, but decided to defer any decisions regarding non-employee director compensation until August 2015. In addition, the management development and compensation committee annually approves and recommends to the board for ratification our chief executive officer’s compensation and, based in part on recommendations from our chief executive officer, the compensation structure for all other officers and key executives, including the adoption of cash-based and equity-based incentive and bonus compensation plans.

The management development and compensation committee is charged with administering our cash-based and equity-based incentive and bonus compensation plans, which we refer to as incentive and bonus compensation plans. Among other things, the management development and compensation committee will determine which eligible employees receive awards under such plans, determine the types of awards to be received and the conditions thereof, and will make any other determination or take any other action that it deems necessary or desirable to administer each incentive and bonus compensation plan. From time to time, the management development and compensation committee will also review and recommend medical, retirement, insurance and other benefit packages for officers and eligible employees.

At least annually, the management development and compensation committee will make recommendations to the board regarding a succession plan, including succession in the event of an emergency or crisis, for our chief executive officer and other officers and key employees, after considering recommendations of management. The committee must also review and make recommendations to the board regarding revisions of its charter. The management development and compensation committee has the sole power to retain and terminate consulting firms to assist it in performing its responsibilities, including the authority to approve the firm’s fees and retention terms. The committee has the authority to obtain advice and assistance from internal or external legal, accounting, human resource or other advisors and to have direct access to such advisors without the presence of our management or other employees. The committee is directly responsible for the appointment, compensation and oversight of the work of any such advisors retained by the committee and may select a compensation consultant, legal counsel or other advisor only after taking into consideration all factors relevant to that person’s independence from management, as required by NYSE rules. In addition, the committee has the power to form and delegate authority to subcommittees.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is required pursuant to its charter to meet at least four times each year and held six meetings in 2014. The nominating and corporate governance committee’s goals and responsibilities include identifying and recommending individuals qualified to serve as members of the board of directors consistent with criteria approved by the board of directors. The committee identifies candidates for the board of directors by soliciting recommendations from committee members and incumbent directors and considering recommendations from employees and shareholders. The committee also has sole authority to retain and terminate search firms, which will report directly to the committee, to assist in identifying director candidates.

The committee is responsible for the oversight of the evaluation of the board of directors and corporate management. In doing so, the nominating and corporate governance committee evaluates, and reports to the board of directors, the performance and effectiveness of the board of directors as a whole and each committee of the board as a whole (including an evaluation of itself and the effectiveness of the management development and compensation committee in its process of establishing goals and objectives for, and evaluating the performance of, our chief executive officer and our other officers).

The nominating and corporate governance committee charter provides that the committee will ensure that the nominees for membership on the board of directors are of a high caliber and are able to provide insightful, intelligent and effective guidance to our management. The committee is also committed to ensuring that our corporate governance is in full compliance with the law, reflects generally accepted principles of good corporate governance, encourages flexible and dynamic management without undue burdens and effectively manages the risks of our business and our operations. To accomplish this, the nominating and corporate governance committee developed and recommended to the board of directors a set of corporate governance guidelines.

The nominating and corporate governance committee must review and, if appropriate, recommend to the board appropriate changes to the corporate governance guidelines at least once every year and the articles of incorporation, by-laws, the Code of Business Conduct and Ethics and the Code of Ethics Applicable to Senior Officers at least once every two years. The nominating and corporate governance committee is charged with investigating and advising the board with respect to any violations of the Code of Ethics Applicable to Senior Officers and, to the extent involving directors or officers, the Code of Business Conduct and Ethics, including conflicts of interest between directors or officers and us, and including a review of the outside activities of directors and officers. It is the obligation of each director and officer to bring to the attention of the nominating and corporate governance committee any actual, apparent or possible conflict of interest.

The nominating and corporate governance committee may obtain advice and assistance from internal or external legal, accounting or other advisors, without the presence of our officers and may interview and meet with our employees without the presence of our management.

Safety, Health and Environmental Committee

Our safety, health and environmental committee held four meetings in 2014 and is responsible for reviewing our policies and practices that address safety, health and environmental concerns and significant legislative and regulatory trends and developments concerning safety, health and environmental issues. The committee reviews management practices and results to ensure that our managers are promoting proper and government-mandated practices in the areas of safety, health and the environment and that we have written procedures and an audit program in place to ensure proper training, safeguards and controls in these areas. The safety, health and environmental committee’s charter requires the committee to meet regularly with the relevant executive officers and senior operations managers accountable for product and process safety, health and environmental programs.

Strategy and Risk Committee

Our strategy and risk committee was formed in September 2014 and held two meetings in 2014. The committee’s responsibilities include, among other things:

•	Advising the board and management regarding long-range planning in the areas of transactions, financial matters, shareholder engagement, risk management and related matters;

•

Assessing and providing oversight to management relating to the identification and evaluation of major strategic, operational, regulatory, information and external risks inherent in the business of the company and the control processes with respect to such risks;

•	Reviewing significant relationships with analysts, shareholders, financing sources and related parties;

•	Reviewing and advising the board and management regarding the company’s strategic planning process;

•	Staying abreast of activities of the company’s shareholders and other stakeholders;

•	Monitoring shareholder turnover;

•	Reviewing governance as it pertains to the company’s shareholder base; and

•	Preparing in advance in order to respond to engagement from the company’s shareholders.

The strategy and risk committee has the authority to obtain advice and assistance from internal or external legal, financial, strategy or other consultants or experts it deems appropriate in the performance of its duties and the authority to approve all fees paid to such consultants and experts. In addition, the committee has the power to form and delegate authority to subcommittees.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to ensure we are fully compliant with the law and engaging in corporate governance “best practices.” These guidelines, among other things, assist our board in determining whether a director is independent under the NYSE rules.

Our corporate governance guidelines address matters such as the selection and composition of the board, board leadership, board performance, the board’s relationship to senior management, meeting procedures and committee matters.

A copy of our corporate governance guidelines is available on our website at www.koppers.com. You may also request a printed copy at no cost by writing to our corporate secretary at Koppers Holdings Inc., Attention: Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219.

Director Independence

Our board of directors reviewed the independence of each of our current directors and nominees, in accordance with our corporate governance guidelines and the NYSE rules. Based on its review, the board of directors determined that a majority of our current directors and our nominees have no material relationship with us (either directly or as a partner, shareholder or an officer of an organization that has a relationship with us) and are independent under the independence criteria for directors established by the NYSE and in accordance with our corporate governance guidelines. Based on this evaluation, our board has determined that Justice Baldwin, Dr. Feng, Dr. Hillenbrand, Mr. Neupaver, Mr. Testoni, Mr. Tritch, and Mr. Young each satisfy the independence standards. In addition, based on its evaluation, the board determined that Mr. Ball and Mr. Turner are not independent.

In reaching this determination, the board reviewed the independence guidelines that are part of our corporate governance guidelines, the corporate governance rules of the NYSE and the individual circumstances of each director.

The following is a summary of the guidelines established by our board in our corporate governance guidelines and which are used by the board to determine the independence of each director. In general, the board will determine that a director will not be independent if, within the preceding three years:

•	the director was or is currently also our employee;

•	an immediate family member of the director was or is currently employed by us as an executive officer;

•	the director was (but is no longer) a partner in or employed by a firm that is our internal or external auditor and personally worked on our audit within that time;

•	an immediate family member of the director was (but is no longer) a partner in or employed by a firm that is our internal or external auditor and personally worked on our audit within that time;

•

one of our current executive officers was or is currently on the compensation committee of a company which employed our director, or which employed an immediate family member of the director as an executive officer at the same time; or

•

the director or an immediate family member of the director received in any twelve-month period during such three-year period direct compensation from us and our consolidated subsidiaries in excess of $120,000 other than director compensation (including committee fees) and pensions or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

In addition, the board will determine that a director is not independent if:

•	the director or the immediate family member of the director is a current partner of a firm that is our internal or external auditor;

•	the director is a current employee of such internal or external auditing firm; or

•	the director has an immediate family member who is a current employee of such internal or external auditing firm and who personally works on our audit.

When the board reviews the independence of its members, the board considers the following commercial or charitable relationships to be material relationships that would impair a director’s independence:

•

the director is a current employee of, or has an immediate family member who is a current executive officer of, another company that has made payments to, or received payments from, us in any of the last three fiscal years that exceed the greater of $1.0 million or two percent of the consolidated gross revenues of the company with which he or she is so associated;

•

the director is an executive officer of another company which is indebted to us, or to which we are indebted, and the total amount of either company’s indebtedness to the other is two percent or more of the total consolidated assets of the company for which he or she serves as an executive officer; or

•

the director serves as an officer, director or trustee of a charitable organization, and our discretionary charitable contributions to the organization exceed the greater of $1.0 million or two percent of that organization’s consolidated gross revenues (excluding for this purpose our automatic matching, if any, of employee and director charitable contributions).

Each independent director is required to notify the chair of the nominating and corporate governance committee of any event, situation or condition that may affect the board’s evaluation of the director’s independence.

Board Leadership and Executive Sessions

Dr. Hillenbrand, one of our independent directors, is currently the chairman of our board and the lead independent director for executive sessions. Our current practice is that the roles of the chairman of the board and the chief executive officer should be separate because our board believes separating the roles allows the chairman to serve as a check on the chief executive officer and to independently assess the overall performance of the company on behalf of the shareholders. In addition, our board believes it is important to separate the roles of the chief executive officer and the chairman of the board due to the differences between the two roles and the time-intensive responsibilities of each. Our chief executive officer is the officer through whom the board delegates authority to corporate management. He is responsible for setting our strategic direction and the day-to-day leadership and performance of the company, while ensuring that all orders and resolutions of the board are carried into effect. The chairman of the board, on the other hand, provides guidance to our chief executive officer, presides over meetings of the full board, calls meetings of the board and board committees when he deems them necessary and performs all duties assigned to him by the board. Our chairman of the board is also responsible for acting as chairman at all meetings of our shareholders.

Our non-management directors meet at regularly scheduled executive sessions without management. Our independent directors hold executive sessions without management or non-independent directors at least annually. Our corporate governance guidelines provide that when the roles of the chairman of the board of directors and the chief executive officer are separate and the chairman of the board of directors is not an employee, then the chairman of the board of directors also serves as the independent Presiding Director. The independent Presiding Director presides over the executive sessions of the non-management and independent directors and, together with the members of the nominating and corporate governance committee, develops the agendas for the executive sessions and periodically reviews and proposes revisions to the board’s procedures and the corporate governance guidelines. The independent Presiding Director is also responsible for communicating the board’s annual evaluation of the chief executive officer.

Risk Oversight

Our board as a whole has an active role in overseeing the company’s management of risks. Our board regularly assesses the major risks facing the company and reviews options for their mitigation by reviewing information regarding accounting, operational, legal and regulatory, and strategic and reputational risks based on reports from senior management, including by our chief compliance officer, and our independent auditor. In addition, our board has established a formal risk management process that involves regular and systematic identification and evaluation of risks. Our board delegates the oversight of specific risk areas to board committees as follows:

Committee	Risk Oversight Responsibilities
Audit

•     Review with management and our independent auditor the company’s risk assessment and risk management practices and discuss policies with respect to risk assessment and risk management

•     Oversee the company’s risk policies and processes relating to financial statements, financial systems, financial reporting processes, compliance and auditing, as well as the guidelines, policies and processes for monitoring and mitigating such risks

Nominating and Corporate Governance	• Manages risks associated with the independence of the board, potential conflicts of interest, reputation and ethics and corporate governance

Management Development and Compensation	• Reviews risks associated with human capital, employee benefits and executive compensation

Safety, Health and Environmental	• Assesses regulatory and compliance risks associated with the company’s safety, health and environmental performance

Strategy and Risk

•     Assesses and provides oversight to management relating to the identification and evaluation of major strategic, operational, regulatory, information and external risks inherent in the business of the company and the control processes with respect to such risks

Code of Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics for all directors, officers and employees and a Code of Ethics Applicable to Senior Officers. A copy of each code is available on our website at www.koppers.com. You may also request a written copy at no cost by writing to our corporate secretary at Koppers Holdings Inc., Attention: Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219. The Code of Business Conduct and Ethics covers such matters as conflicts of interest, insider trading, misuse of confidential information, compliance with laws and protection and proper use of corporate assets. Directors are expected to comply with the Code of Business Conduct and Ethics and report any violations of the code, including any potential conflicts of interest, as outlined in the code. All directors must remove themselves from any discussion or decision affecting their business or personal interests. We intend to post on our website all disclosures that are required by law, the Form 8-K rules or the NYSE rules concerning any amendments to, or waivers from, any provision of our codes.

Communications with the Board

The board of directors welcomes the input and suggestions of shareholders and other interested parties. Shareholders and other interested parties wishing to contact the chairman of the board or the non-management directors as a group may do so by sending a written communication to the attention of the chairman of the board, c/o Koppers Holdings Inc., Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219. Issues or complaints regarding questionable accounting, internal accounting controls or auditing matters may be sent in writing to the attention of the audit committee chairman, c/o Koppers Holdings Inc., Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219. Our corporate secretary will forward all written communications unopened to the director to whom it is addressed. Alternatively, you may place an anonymous, confidential, toll-free call in the United States to our Compliance Line at 800-385-4406.

Nomination Procedures

The nominating and corporate governance committee will consider nominees for director recommended by the committee, other directors, employees and shareholders and evaluate such nominees against the same criteria used to evaluate all candidates for director. Any shareholder wishing to recommend a candidate for director to the nominating and corporate governance committee should submit the recommendation in writing to our corporate secretary at Koppers Holdings Inc., Attention: Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219. With respect to the 2016 election of directors, your recommendation to the nominating and corporate governance committee must be received by our corporate secretary on or before [December 9], 2015 in accordance with SEC Rule 14a-8.

In August 2014, we made certain changes to our Bylaws which modified the procedures by which shareholders may recommend nominees to our board of directors. In order to recommend a nominee for election at our annual meeting, a shareholder must provide advance notice of such nomination by no later than the later of (1) not less than 90 days nor more than 120 days prior to such annual meeting, or (2) if the meeting is to be held on a date other than the third Wednesday in April, the tenth day following the first public disclosure of the date of such meeting. In the case of a special meeting to elect directors, notice must be received no later than the tenth day following the earlier of the day on which notice was mailed or the first public disclosure of the date of such meeting. Any such notice must set forth: (1) the name, age, address and principal occupation of the nominee; (2) a representation that the notifying shareholder intends to appear in person or by proxy to nominate the nominee; (3) the class and number of shares beneficially owned by the nominee; (4) the number of shares to be voted by the notifying shareholder for the nominee; (5) a description of all arrangements between the notifying shareholder and the nominee and other persons pursuant to which the nomination is to be made; (6) all information about the nominee that would be required to be disclosed in a proxy statement (including a written consent to serving as director); and (7) written representation and agreement, (i) disclosing, and providing that if elected that he or she will disclose, any agreement with any person as to how such nominee will act or vote, (ii) disclosing, and providing that if elected that he or she will disclose, any other commitments that could interfere with his or her fiduciary duties, (iii) disclosing, and providing that if elected that he or she will disclose, any agreement with any person with respect to direct or indirect compensation or indemnification for services as director, and (iv) providing that if elected that he or she will comply with all applicable corporate governance, conflict of interest, stock ownership, trading, and other policies and guidelines.

As to the shareholder giving notice, and any person controlled by or controlling such shareholder and beneficial owners, such notice must set forth: (1) their name and address; (2) class and number of shares beneficially owned and of record and any other positions owned, including derivatives, hedges and any other economic or voting interest in the company; (3) a representation whether such person intends to be part of the group which intends to deliver a proxy statement or otherwise solicit proxies from shareholders; (4) whether hedging or other transactions have been made to mitigate a loss of such person; and (5) any other information relating to each party that would be required to be disclosed in a proxy statement.

All notices provided must be updated so that the information provided is true and correct as of the record date and as of the date that is ten business days prior to the meeting.

The company may also require any nominee to (1) submit to background checks and an in-person interview and (2) furnish such other information as reasonably required to determine the eligibility of the nominee to serve as an independent director or that could be material to the understanding of independence.

Under our Bylaws, no nominations may now be made by shareholders for the 2015 annual meeting.

Committee Reports to Shareholders

Audit Committee Report

As set forth in our charter, management is responsible for the preparation, presentation and integrity of our financial statements, and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to provide reasonable assurance of compliance with accounting standards and related laws and regulations. Our internal auditors are responsible for providing reliable and timely information to the board of directors and senior management concerning the quality and effectiveness of, and the level of adherence to, our control and compliance procedures and risk management systems. Our independent auditor is responsible for planning and carrying out an integrated audit of our consolidated annual financial statements and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board and reviewing our annual reports on Form 10-K and our quarterly financial statements prior to the filing of each of our quarterly reports on Form 10-Q, respectively.

In the performance of its oversight function, the audit committee has reviewed and discussed the audited financial statements for the year ended December 31, 2014, with management and with Ernst & Young LLP, our independent auditor for 2014. The audit committee has discussed with our independent auditor the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board. The audit committee has received the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, regarding the independent auditor’s communications with the audit committee concerning independence and has discussed with the independent auditor its independence. Also, in the performance of its oversight function, during 2014 the audit committee received frequent reports from our manager of internal audit.

At various times the audit committee has considered whether the provision of non-audit services by the independent auditor to us is compatible with maintaining the independent auditor’s independence and has discussed with Ernst & Young LLP their independence. As a result of the enactment of the Sarbanes-Oxley Act of 2002, the audit committee or its chairman (acting pursuant to delegated authority) pre-approves all new non-audit services (as defined in the Sarbanes-Oxley Act) proposed to be performed by our independent auditor.

Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the audit committee referred to above and in the charter, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC.

The audit committee of the board of directors presents the foregoing report.

T. Michael Young (Chairman)	Louis L. Testoni
Cynthia A. Baldwin	Stephen R. Tritch
Albert J. Neupaver

Management Development and Compensation Committee Report

The management development and compensation committee has reviewed and discussed the Compensation Discussion and Analysis with our management. Based on our review and discussions, the committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

The management development and compensation committee of the board of directors presents the foregoing report.

Albert J. Neupaver (Chairman)
Stephen R. Tritch
T. Michael Young

COMMON STOCK OWNERSHIP

Director, Director Nominee and Executive Officer Stock Ownership

Set forth below is certain information with respect to the beneficial ownership of shares of our common stock as of March 10, 2015, by directors, director nominees, the named executive officers, who are included in the Summary Compensation Table, and all directors and executive officers as a group. Except as otherwise indicated, sole voting power and sole investment power with respect to the shares shown in the table are held either by the individual alone or by the individual together with his or her spouse.

	Shares of Beneficially Owned Common Stock
Name of Beneficial Owner	Amount of Beneficially Owned Common Stock (1)		Percent of Class
Cynthia A. Baldwin	10,105		*
Sharon Feng	14,645		*
David M. Hillenbrand	13,493		*
Albert J. Neupaver	25,445		*
Louis L. Testoni	4,367		*
Stephen R. Tritch	25,026		*
Walter W. Turner	356,240	(2)	[1.7	]%
T. Michael Young	23,645		*
Leroy M. Ball	66,440	(3)	*
Michael J. Zugay	14,980		*
Steven R. Lacy	82,032		*
Paul A. Goydan	—		*
Mark R. McCormack	81,046		*
Brian H. McCurrie	—	(4)	*
All Directors and Executive Officers as a Group (23 in total)	957,869	(3)	[4.6	]%

*	Less than one percent
(1)	Includes the following amounts of common stock that the following individuals and the group have the right to acquire on or within 60 days after March 10, 2015 through the exercise of stock options: Mr. Turner, 158,103; Mr. Ball, 16,407; Mr. Lacy, 34,703; Mr. McCormack, 30,836; and all directors and executive officers as a group, 327,421.
(2)	Mr. Turner retired as our President and Chief Executive Officer effective December 31, 2014. Mr. Turner remains a member of our board of directors.
(3)	Includes 13,500 shares that are pledged as security in a brokerage margin account.
(4)	Mr. McCurrie ceased to serve as a Senior Vice President, Business Development on July 25, 2014.

Beneficial Owners of More Than Five Percent

The following table shows shareholders whom we know were beneficial owners of more than five percent of our common stock as of March 10, 2015.

Name and Address of Beneficial Owner	Amount and Nature of Beneficially Owned Common Stock	Percent of Class
SouthernSun Asset Management LLC (1) 6070 Poplar Avenue, Suite 300 Memphis, Tennessee 38119	2,806,857	[13.59	]%

BlackRock, Inc. (2) 40 East 52nd Street New York, NY 10022	1,773,818	[8.70	]%

Wellington Management Group LLP (3) c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02210	1,602,863	[7.82	]%

The Vanguard Group, Inc. (4) 100 Vanguard Blvd. Malvern, PA 19355	1,242,521	[6.06	]%

T. Rowe Price Associates, Inc. (5) 100 E. Pratt Street Baltimore, Maryland 21202	1,126,648	[5.40	]%

(1)	According to the Schedule 13G filed February 13, 2015, SouthernSun Asset Management LLC beneficially owns 2,806,857 shares of our common stock and has sole dispositive power over such shares. SouthernSun Asset Management LLC has sole voting power over 2,751,662 shares.

(2)	According to the amended Schedule 13G filed January 22, 2015, BlackRock, Inc. beneficially owns 1,773,818 shares of our common stock and has sole dispositive power over such shares. Black Rock Inc. has sole voting power over 1,722,384 shares.

(3)	According to the amended Schedule 13G filed February 12, 2015, Wellington Management Group LLP beneficially owns 1,602,863 shares of our common stock and has shared dispositive power over such shares. Wellington Management Group LLP has shared voting power over 1,240,695 shares.

(4)	According to the amended Schedule 13G filed February 10, 2015, The Vanguard Group, Inc. beneficially owns 1,242,521 shares of our common stock and has sole dispositive power over 1,214,656 shares, shared dispositive power over 27,865 shares and sole voting power over 30,296 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 27,865 shares of our common stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 2,431 shares of our common stock as a result of its serving as investment manager of Australian investment offerings.

(5)	According to the amended Schedule 13G filed February 13, 2015, 1,126,648 shares of our common stock are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as an investment adviser with power to direct investments and/or sole power to vote the securities. Price Associates has sole voting power over 161,930 shares and sole dispositive power over 1,126,648 shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

EXECUTIVE COMPENSATION

The independent management development and compensation committee (which we refer to as the committee) of our board of directors oversees the compensation program for our directors and executive officers. For 2014, our named executive officers were:

•	Walter W. Turner, who served as our president and chief executive officer through December 31, 2014;

•

Leroy M. Ball, Jr., who served in the positions of vice president and chief financial officer and chief operating officer during the year and became our president and chief executive officer on January 1, 2015;

•	Michael J. Zugay, our chief financial officer since August 18, 2014;

•	Steven R. Lacy, our senior vice president, administration, general counsel and secretary;

•	Paul A. Goydan, our senior vice president, performance chemicals;

•	Mark R. McCormack, our vice president, Australasian operations; and

•	Brian H. McCurrie, our former senior vice president, business development.

Mr. McCurrie’s employment and participation in all company compensation and benefit plans terminated on July 25, 2014.

The committee believes that the company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company. The committee has designed a total compensation package with features that it believes will mitigate the risks associated with compensation policies and practices including:

•	Our compensation programs provide a reasonable balance between annual and long-term performance, with a significant portion of compensation being delivered in the form of long-term incentives;

•	Annual cash incentives are determined based on the company’s and the individual’s performance;

•

The committee has the ability to modify annual cash incentives earned to reflect the quality of the company’s financial performance, individual performance and other factors that should influence compensation;

•	The long-term incentive program focuses participants on longer-term operating performance, as well as stock price appreciation; and

•	Executives are subject to stock ownership requirements that encourage a long-term perspective and ensure that the interests of executive officers are closely aligned with shareholders.

Compensation Discussion and Analysis

Executive Summary

Overview of Our Compensation Program.  The committee makes compensation decisions in a manner it believes will best serve the long-term interests of our shareholders. The committee believes the interests of shareholders are best served by attracting and retaining a talented team of executives who will be inspired to meet and exceed the company’s goals and whose interests will be aligned with the interests of our shareholders thereby maximizing shareholder return. To accomplish these objectives, the committee has implemented a strong pay-for-performance compensation program, while striving to pay our executives competitively and align our compensation program with our business strategies, as highlighted below and set forth in more detail in the following pages:

•	Our named executive officers’ total compensation consists primarily of a cash base salary, an annual cash incentive and long-term incentives.

•	Our annual cash incentives are performance-driven.

•

Under our 2014 Cash Bonus Program, annual cash incentives could not be paid to our named executive officers (except for Messrs. Goydan and Zugay, who did not participate in this program) unless a preset level of earnings per share for 2014 was achieved (adjusted diluted EPS of $1.93). Maximum annual cash incentives for each participating named executive officer are set under this program, and the committee may only exercise negative discretion to reduce annual cash incentives below these specified maximums. For 2014, the EPS performance objective under the 2014 Cash Bonus Program was not achieved and, therefore, no annual cash incentives were paid to Messrs. Turner, Ball, Lacy, or McCormack.

•

In connection with our acquisition of the wood preservation and railroad services business of Osmose Holdings, Inc. on August 15, 2014 (the “Osmose Acquisition”), we assumed certain pre-existing compensation agreements between Osmose, Inc. and Mr. Goydan. Pursuant to those agreements, Mr. Goydan’s annual cash incentive was determined based upon a formula equal to 2.15% of the adjusted operating profit of the wood preservation business for 2014.

•

Mr. Zugay’s annual cash incentive was determined under our senior management corporate incentive plan, which we refer to as our corporate plan. Under this plan, 80 percent of Mr. Zugay’s annual cash incentive was based upon actual 2014 consolidated earnings per share and value creation (i.e., the amount by which earnings (before interest and taxes) exceeds a pre-defined return on invested capital). The remaining 20 percent of Mr. Zugay’s annual cash incentive was based upon his individual performance against certain pre-established goals and other individual factors. Based on 2014 results, no annual cash incentive was payable to Mr. Zugay under the EPS and value creation components of the corporate plan, and Mr. Zugay only received an annual cash incentive under the individual component of the plan.

•

Long-term incentive awards comprise a significant portion of our named executive officers’ total compensation package and 50 percent of such awards each year is in the form of performance-based restricted stock units. The remaining portion of the long-term incentive awards is comprised of stock options (30 percent of such award) and time-based restricted stock units (20 percent of such award). Performance-based restricted stock units granted in 2014 are earned based on cumulative value creation over a three-year period. After the end of fiscal year 2014, it was determined that threshold performance for the performance-based restricted stock units that were granted in 2012 was not met, and no shares vested in connection with those grants.

•	Our named executive officers receive only limited perquisites, all of which are for business-related purposes.

•

Based on the results of competitive assessments conducted each year since 2008 by Frederic W. Cook & Co., Inc., which have shown that our named executive officers’ target compensation levels have in the aggregate ranged below the median compensation levels of our peers, the committee has taken actions over the past few years to bring target compensation of our named executive officers closer to median levels consistent with our compensation philosophy. Frederic W. Cook & Co., Inc. is retained directly by the committee and performs no other consulting or other services for the company or management.

Changes Made in 2014 to Our Executive Compensation Program

•

In order to move base salaries closer to market median, based on market data provided by Frederic W. Cook & Co., Inc., the committee approved increases in base salary ranging from 2% to 6% effective April 1, 2014 for all of our named executive officers, except for Mr. Goydan and Mr. Zugay, who were not then employed by the company.

•

In order to help ensure their continued service to the company and support succession planning objectives, the committee approved special retention awards of 5,000 time-based restricted stock units to each of Messrs. Ball and Lacy and 3,000 time-based restricted stock units to each of Messrs. McCormack and McCurrie. (Mr. McCurrie’s units were cancelled without vesting upon his departure from the company on July 25, 2014.) The committee also approved a one-time special recognition award of 10,000 time-based restricted stock units to Mr. Turner in recognition of his efforts and continued guidance of the company under difficult circumstances. The special retention awards will vest in equal one-third installments over three years beginning on the first anniversary of the grant date. Mr. Turner’s award vested upon his completion of service through December 31, 2014 and the units will be issued in equal one-third installments over three years beginning on the first anniversary of the grant date. These awards were granted on February 18, 2014 and, therefore, they are reflected in this year’s Summary Compensation Table and Grants of Plan-Based Awards Table pursuant to SEC regulations. All of these awards are subject to the executive’s compliance with restrictive covenants set forth in the applicable award agreements, including non-competition and non-solicitation covenants.

•

For 2014, the committee increased the multiplier used to determine the target total annual cash incentive from 55 percent of annual salary to 75 percent of annual salary for Mr. Ball and from 55 percent of annual salary to 60 percent of annual salary for Mr. Lacy. These changes were intended to more closely align the target annual cash incentives for Mr. Ball and Mr. Lacy with the target annual cash incentives for comparable executives at our peer companies. In the case of Mr. Ball, this change was also reflective of his promotion to chief operating officer in May 2014. The multiplier to determine the target annual cash incentive for our other named executive officers did not change.

•

In 2014, the committee reallocated the total annual cash incentive potential payable to participants under our corporate plan, including Mr. Zugay, to 80 percent based on EPS performance and value creation as measured by the corporate plan and 20 percent based on the participant’s individual performance. By comparison, in 2013, the total annual cash incentive for participants in the corporate plan would have been allocated 100 percent based on EPS performance and value creation. This change was intended to achieve our overall compensation objections of retaining and engaging our executives by more directly rewarding individual accomplishments that contribute to our business results and overall strategy.

Overview of 2014 Operating Performance and Summary of Annual Cash Incentive Determinations.  Despite the ongoing diligent efforts of management, due to the continuing challenging end markets for our global carbon materials and chemicals business, declining oil prices and a stronger dollar in the fourth quarter of 2014, our diluted EPS from continuing operations went from $1.94 in 2013 to $(1.61) in 2014. Notwithstanding these challenges, management’s accomplishments in 2014 included the following:

•	successfully completed the acquisition of the wood preservation and railroad services business of Osmose Holdings, Inc.;

•	successfully completed the acquisition of the crosstie treating business and related manufacturing facility of Tolko Industries Ltd. located in Ashcroft, British Columbia, Canada;

•	commenced production at our new tar distillation facility in Pizhou City, Jiangsu Province, China, in August 2014;

•	substantially completed a legal reorganization of our foreign subsidiaries that will allow the company to repatriate cash at a lower overall tax cost and is expected to lower our effective tax rate;

•	completed two new borate treatment projects;

•	closed on a new $500 million revolving credit facility and $300 million term loan; and

•	ceased distillation at our Uithoorn, Netherlands coal tar distillation facility and consolidated production into our remaining facilities at a considerable cost savings.

As a result of our financial performance in 2014, the EPS performance threshold under our 2014 Cash Bonus Program was not met and no annual cash incentives were paid to Messrs. Turner, Ball, Lacy, or McCormack. Similarly, our corporate plan, in which Mr. Zugay participates, did not achieve threshold 2014 consolidated earnings per share and value creation levels. Accordingly, no annual cash incentive was payable to Mr. Zugay under the corporate performance measures of the corporate plan. However, Mr. Zugay did receive a portion of his annual cash incentive under the corporate plan based upon his individual performance measured against certain pre-established goals, which equated to 18 percent of his individual target annual cash incentive amount.

Pursuant to his pre-existing compensation agreements, which we assumed with the Osmose Acquisition, Mr. Goydan was entitled to a target bonus based on certain performance criteria established under a bonus plan for the wood preservation business. For 2014, the performance criteria for Mr. Goydan’s bonus was set at 2.15% of the adjusted operating profit of the wood preservation business. Based on the performance of the wood preservation business, the committee awarded an annual cash incentive to Mr. Goydan.

Overview of 2014 CEO Compensation.  Mr. Turner’s total direct compensation for his service as chief executive officer in 2014 as compared to 2013 is described in the following table:

Compensation Component	2013	2014	Comments
Base Salary	$795,000	$946,458	Base salary for 2014 included a payment of $120,580 made to Mr. Turner in December 2014 representing his unused vacation accrual. Excluding this amount, base salary increased by four percent over 2013 in order to move our chief executive officer’s base salary towards market median.

Actual Annual Cash Incentive	$0	$0	No annual cash incentive was awarded for 2014 because the 2014 Cash Bonus Program did not achieve the minimum level of performance necessary to trigger a payout.

Grant Date Fair Value of Long-Term Incentives	$1,514,989	$1,993,310	Long-term incentive award increased by 32 percent in the aggregate. Excluding the special recognition award of 10,000 time-based restricted stock units that was granted to Mr. Turner in February 2014, long-term incentive award increased by only 7 percent. The actual value of long-term incentive awards is dependent upon changes in our stock price and, in the case of performance-based restricted stock awards, the achievement of value creation goals.

Total Direct Compensation	$2,309,989	$2,819,188

Executive Compensation Best Practices.  Our board of directors has implemented a number of “best practices” to ensure that the company’s executive compensation program is in full compliance with applicable laws and reflects generally accepted principles for sound executive pay practices, including the following:

•

Certain members of our management team, including our named executive officers, are subject to stock ownership requirements, which are intended to demonstrate our commitment to and confidence in our long-term prospects, align management’s interests with those of our shareholders, support a long-term focus and quantify our expectations with regard to ownership of our stock.

•

Our named executive officers are prohibited from trading in options, warrants, puts, and calls of our common stock. Short sales of our common stock are also prohibited and any other hedging transactions with respect to our common stock require advance clearance by our corporate secretary. Our corporate secretary has never received a request to clear a hedging transaction.

•	Our named executive officers are not entitled to an excise tax gross-up in the event of a change in control.

•

In the event of a change in control, there is no accelerated vesting of the performance-based restricted stock units, time-based restricted stock units and option awards at the time of the change in control (if such awards are assumed or continued by the successor company), unless the named executive officer is involuntarily terminated for reasons other than misconduct within 24 months following the change in control (representing “double trigger” vesting).

Say-on-Pay Vote on 2013 Executive Compensation

At our 2014 annual meeting, we provided our shareholders with an advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. In 2014, the percentage of votes cast in favor of the prior year compensation program was approximately 99%. The committee considered the results of this shareholder advisory vote on executive compensation in determining compensation policies and decisions for 2014. The committee believes these results reflect our shareholders’ affirmation of our executive compensation program and determined to retain our overall compensation program structure as described in this Compensation Discussion and Analysis for 2014. Nevertheless, the committee regularly reviews and adjusts the program to ensure it remains competitive and aligned with the best interests of the company and its stakeholders.

Executive Compensation Program Principles

The committee considers the following principles when it makes compensation decisions:

•	Pay for Performance — A significant portion of the total compensation of our named executive officers should be based on performance and at risk.

We will pay our named executive officers higher compensation when they exceed our goals and lower compensation when they do not meet our goals.

•	Support Business Strategy — Our compensation programs should be aligned with our short-term and long-term business strategies.

•

Pay Competitively — We believe that total compensation for our named executive officers should generally approximate the market median at target performance. Market is defined as individuals holding comparable positions and producing similar results at companies that the committee selects as our peers based on similar industry, revenue, and complexity. The companies our committee selected as our peer group for 2014 are listed below in the section called “Companies Used for Defining Competitive Compensation.”

Executive Compensation Objectives

Consistent with these overall principles, the committee has established the following objectives for its executive compensation programs, which are critical to our long-term success:

•	Attract — We want our compensation programs to be comparable to market in terms of level of pay and form of award so that we can attract talented executives.

•	Retain — We want to retain talented leaders whose continued employment is a key component of our overall success.

•	Engage — We want to inspire our executives to meet or exceed our goals and generate superior returns for our shareholders.

•	Align — We want to align the financial interests of our executives with those of our shareholders.

Key Components of Compensation Program

The compensation objectives for our named executive officers are achieved through the following ongoing components, which are discussed in more detail later in this Compensation Discussion and Analysis.

Compensation Component	Description	Objectives Achieved

Base Salary

•   Fixed cash compensation payable monthly.

•   Base salaries are set to recognize different levels of responsibility within the company. Base salaries also serve as the basis for establishing the target payouts for annual cash incentives and long-term incentives as well as the basis for retirement benefits.

• Attract • Retain

Annual Cash Incentive

•   Variable annual cash award, where payments depend upon EPS, value creation and operating profit performance.

•   Purpose is to stimulate creativity and entrepreneurial thinking; and to enhance our business growth and profitability by providing those executives charged with leadership roles an opportunity for additional compensation based upon their contributions to our overall performance.

• Attract • Retain • Engage • Align

Long-Term Equity Incentives

•   Designed to align the interests of management with those of our shareholders; focus key employees on the achievement of longer-term operational goals; tie realized compensation to the achievement of long-term financial objectives; strengthen the retention value of our compensation program for both the named executive officers and for the next generation of our leaders; and provide an industry- competitive long-term incentive program that is consistent with practices among companies in our peer group.

• Attract • Retain • Engage • Align

Retirement Benefits	• 401(k) plan • Benefit Restoration Plan	• Attract • Attract

Perquisites and other benefits	• Club dues • Survivor Benefit Plan • Standard salaried benefit plans	• Retain • Retain

The graphs below show: (1) each compensation component paid to our named executive officers in 2014 as an average percentage of the total direct compensation package, consisting of the executives’ salary, annual cash incentive and long-term equity incentive, and (2) the average fixed compensation versus variable compensation paid to our named executive officers in 2014.

Average Percentage of Total Direct Compensation

Average Fixed Versus Variable Compensation

The compensation mix for 2014 that our named executive officers actually received was more heavily weighted towards long-term equity incentives due to the fact that there were no payouts under our 2014 Cash Bonus Program and due to the special retention and recognition awards of time-based restricted stock units granted to Messrs. Ball, Lacy, McCormack, McCurrie and Turner in February 2014. The amounts reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column and the All Other Compensation column in the Summary Compensation Table are not included in these amounts because the committee does not view these amounts as being part of our total annual direct compensation package. The 2014 compensation mix was also more heavily weighted towards incentive compensation, the value of which varies based upon the performance of the individual, our company and our stock price.

Role of Consultants

In accordance with its authority to retain advisors, the committee engaged Frederic W. Cook & Co., Inc., which we refer to as FW Cook, as outside consultants to advise the committee during 2014. FW Cook does not advise our management, and receives no other compensation from us. In its role as independent advisor to the committee, FW Cook has provided advice to the committee from time to time since 2008 on various executive compensation matters including conducting an annual competitive compensation analysis, which FW Cook prepared for the committee again early in 2014. FW Cook also assisted the committee with the review of the Compensation Discussion and Analysis as included in this proxy statement.

In compliance with the SEC and the NYSE disclosure requirements regarding the independence of compensation consultants, FW Cook provided the committee with a completed questionnaire addressing each of the six independence factors enumerated in the SEC requirements. Their responses affirm the independence of FW Cook and the partners, consultants, and employees who service the committee on executive compensation matters and governance issues.

Role of CEO and Committee

For each named executive officer (other than himself), our chief executive officer makes recommendations to the committee on compensation levels and opportunities, as well as payments of annual cash incentive awards based on his judgment regarding an executive’s overall performance and performance against certain written pre-established goals, which are communicated to our named executive officers at the beginning of each year. The committee reviews the recommendations of the chief executive officer and recommends the levels of base salary to the board for approval. The committee approves all other compensation for each named executive officer (other than the chief executive officer), including performance-based compensation, and recommends such compensation to the independent members of the board of directors for ratification.

For the chief executive officer, the committee reviews all compensation matters, including his performance during the year, and establishes and approves his base salary and all other compensation, including performance-based compensation, and recommends such compensation to the board of directors for ratification.

The committee may use its judgment to supplement, reduce or modify at any time the compensation intended to be paid or awarded to the named executive officers, with the exception of annual cash incentives under the 2014 Cash Bonus Program, where the committee may only award annual cash incentives if the level of 2014 adjusted diluted EPS meets or exceeds the threshold specified in the program, and may only reduce the maximum annual cash incentives specified under the program. The committee believes that it is in the best interest of the company and its shareholders that the committee have sufficient latitude to recognize and reward superior performance, which is important to attract and retain talented executives, and to adjust awards to reflect the quality of the company’s financial performance.

Companies Used for Defining Competitive Compensation

As stated above, one of the committee’s principles is to target the compensation of our named executive officers within a range of the market median of our peer companies that were selected based on comparability in terms of industry, revenue and complexity. For 2014, based on FW Cook’s recommendation, the committee selected the following peer group, which consists of the same companies as those used in the 2012 and 2013 analyses of the competitiveness of our executive compensation levels and practices:

A. Schulman, Inc.	The Greenbrier Companies, Inc.	Minerals Technologies Inc.	Quaker Chemical Corporation
Axiall Corporation	H.B. Fuller Company	Olin Corporation	Stepan Company
Ferro Corporation	L. B. Foster Company	OM Group, Inc.	Trinity Industries, Inc.
Cabot Corporation	Louisiana-Pacific Corporation	OMNOVA Solutions Inc.	Universal Forest Products, Inc.

The factors considered in selecting the peer group early in 2014 included industry, revenue, net income, total assets, number of employees, market capitalization and products. In terms of size, our revenue and net income between the 25th percentile and median of our peer group and our total assets, market capitalization and number of employees are below the 25th percentile of our peer group.

The committee uses information relating to the peer group to determine what forms of compensation are common among our peers and to determine whether the amounts of each element of compensation and the total amount of compensation approximate market median.

Setting the Level of Compensation

The committee reviews the compensation structure for the named executive officers and other key executives, including incentive compensation plans, on an annual basis. Early each year, the committee approves the adjusted diluted EPS threshold required under the Cash Bonus Program, and the specified maximum annual cash incentives that may be paid under such program to the named executive officers. The committee also approves targeted amounts of annual cash incentives and related performance measures under the corporate and business unit plans, base salaries and various long-term equity incentive awards. After the end of each year, the committee approves the level at which the performance measures with respect to the corporate and business unit plans were satisfied, reviews the calculation of the incentive pools, representing aggregate annual cash incentives suggested under the plans, approves the amount of the incentive pools and determines whether, and the extent to which, to exercise its discretion and approves the amount of the annual cash incentive award payable to each executive officer.

Historical Compensation Trends

As part of FW Cook’s annual analysis, it prepared a competitive assessment in early 2014 of the company’s senior executive compensation levels relative to compensation levels disclosed in the proxy statements of our peer group companies, as well as proprietary general industry surveys. The committee used this assessment to establish compensation levels and annual cash incentive and long-term incentive opportunities for 2014. Through its competitive assessment in early 2014, FW Cook determined that the aggregate target total direct compensation for our named executive officers fell within the median range of both peer group and survey data, with base salary and target annual incentive opportunities between the 25th percentile to median of market practice, and long-term incentive opportunities between the median to 75th percentile of market practice.

Based on their assessment, FW Cook advised the committee to consider increases in 2014 to base salaries for the executives whose base salaries were below market median. Additionally, increases to target annual cash incentives and/or increases to the long-term incentive opportunities of the company’s senior executives could be considered in addition to or in lieu of adjustment to base salary to move compensation closer to the median for executives whose total direct compensation was below median. In addition to the market data, FW Cook also recommended that the size of any increase to compensation take into consideration other factors such as the executive’s skill set and experience, responsibilities relative to the benchmark position, importance to the company/difficulty of replacement and affordability. The committee considered the FW Cook study and guidance and approved an increase in base salary for all of our named executive officers, except Messrs. Goydan and Zugay, in order to move base salaries closer to market median. The committee also approved increases to the target total annual cash incentives for Mr. Ball and Mr. Lacy in order to more closely align their target annual cash incentives with those of comparable executives at our peer companies and, in the case of Mr. Ball, to reflect his promotion to chief operating officer in May 2014.

2014 Compensation

The following is a description of the committee’s actions and decisions with respect to 2014 compensation matters.

Base Salary. The committee reviews base salaries annually and adjustments are typically effective in April. In 2014, the committee approved an increase in salary for all of our named executive officers (except Messrs. Goydan and Zugay) in the range from 2% to 6%.

Annual Cash Incentives.

2014 Cash Bonus Program. On May 5, 2010, the company’s shareholders approved the amended and restated 2005 long term incentive plan, which we refer to as the LTIP and which authorizes the committee to grant, among other things described below, annual cash incentive awards under the LTIP for participants designated by the committee at the beginning of the program year. We call this our 2014 Cash Bonus Program. Our 2014 Cash Bonus Program is intended to ensure that amounts paid to participating named executive officers are tax deductible by the company. The committee designated Messrs. Turner, Ball, Lacy, and McCormack as participants in the 2014 Cash Bonus Program and set the performance objective for 2014 at $1.93 of adjusted diluted EPS of the company’s common stock, which the committee believed was the minimum performance level at which any annual cash incentive would be warranted. The committee also determined the maximum annual cash incentive for each participant in the event that the performance objective was obtained as set forth in the following table:

Participant	Maximum Annual Cash Incentive
Mr. Turner	$1,500,000
Mr. Ball	$1,000,000
Mr. Lacy	$1,000,000
Mr. McCormack	$1,000,000

If the performance objective is achieved, the committee exercises its negative discretion to determine at what level less than the specified maximum amount annual cash incentives will be paid. The committee’s discretion is informed by reference to the company’s performance in relation to the EPS and value creation targets contained in the corporate plan described below, applicable business unit performance in relation to the value creation targets contained in the business unit plans described below, the participant’s target total annual cash incentive (which is set at 100 percent of annual salary for Mr. Turner, 75 percent of annual salary for Mr. Ball, 60 percent of annual salary for Mr. Lacy and 55 percent of annual salary for Mr. McCormack), the participant’s individual performance and any other factors it considers relevant. The committee does not have the discretion to increase the amount of any annual cash incentive to be paid under the 2014 Cash Bonus Program above the maximum annual cash incentive.

For 2014, we achieved adjusted diluted EPS of $1.38, which did not satisfy the EPS performance objective under the 2014 Cash Bonus Program. Accordingly, no annual cash incentives were paid to Messrs. Turner, Ball, Lacy, or McCormack.

Corporate Plan.  The committee has also approved and the board has ratified our corporate plan, in which Mr. Zugay participated in 2014. For 2014, Mr. Zugay’s target total annual cash incentive under the corporate plan was 60 percent of his annual salary, which was pro-rated for the portion of 2014 for which he was employed by the company. Under the corporate plan, Mr. Zugay’s total annual cash incentive potential was allocated to 80 percent based on the company’s corporate-wide adjusted diluted EPS and value creation and 20 percent based on Mr. Zugay’s individual performance. Of the 80 percent portion based on corporate performance, 60 percent was weighted towards EPS performance and 40 percent was weighted towards value creation performance. EPS is calculated in accordance with generally accepted accounting principles and is adjusted by the committee in accordance with the plan in order to account for certain extraordinary items. The committee selected EPS as a performance measure because it believes that EPS is an important measure of our success as it incorporate elements of growth, profitability and capital efficiency and is monitored by our shareholders. Value creation, which is not a financial measure defined under generally accepted accounting principles, is defined as the amount of our earnings before interest and taxes, adjusted by the committee in accordance with the plan in order to account for certain extraordinary items, that exceeds a pre-defined level of return on invested capital. To calculate the predefined level, we multiply the value of the assets invested in the business unit by 15 percent, which is our assumed cost of capital. The committee selected value creation as a performance measure because it believes that it is an important indicator of the quality of our earnings. Under the terms of the corporate plan, gains and losses arising from non-recurring and non-operating transactions will be excluded from the calculations of EPS and value creation.

At the beginning of 2014, the committee approved a threshold, target and maximum performance level for EPS and value creation for the corporate plan. The level of suggested annual cash bonuses to be awarded based on corporate performance under the corporate plan will range based on company performance as follows:

Actual financial results achieved in between the threshold and target and the target and maximum are interpolated in yielding suggested annual cash incentive levels. If threshold levels of financial performance are not achieved, the suggested annual cash incentive based on corporate performance under the corporate plan is zero.

The threshold, target and maximum EPS and value creation levels for the corporate plan, established in early 2014, are set forth below. For each respective level, the percentage of target performance represented by such level is also presented. Actual performance levels for 2014 are included, together with the percentage of target performance represented by actual results.

EPS	Performance	% of Target	Value Creation	Performance	% of Target
Maximum	$3.20	120%	Maximum	$58,453,200	120%
Target	$2.67	100%	Target	$48,711,000	100%
Threshold	$2.14	80%	Threshold	$38,968,800	80%
Actual	$1.38	52%	Actual	$1,469,000	3%

For 2014, the company achieved adjusted EPS of $1.38 per share, as compared to $2.60 per share for 2013, and value creation of $1.5 million, as compared to value creation of $53.9 million for 2013. Therefore, the corporate plan achieved 52 percent of target EPS and 3 percent of target value creation. Based on the 2014 results, the EPS and value creation components of the corporate plan did not yield any suggested annual cash incentive for Mr. Zugay.

The remaining 20 percent of Mr. Zugay’s total target annual incentive was then based upon Mr. Zugay’s individual performance against certain pre-established goals and other individual factors considered by our chief executive officer.

The individual factors considered by our chief executive officer in recommending and the committee in approving the amount of the annual cash incentive awarded to Mr. Zugay for 2014 performance included his key oversight and input into the preparation of acquisition integration and synergy plans; his financial analysis and support for several business restructuring initiatives; his successful preparation of the company to access capital markets; his improvement of the company’s risk management capabilities through a more sophisticated hedging program; and his contribution to the company’s strategic direction through his participation on several management committees.

Based on the company’s financial performance and Mr. Zugay’s individual performance, our chief executive officer recommended, and the committee approved, an annual cash incentive for Mr. Zugay in the amount of $12,600, which was equal to 18 percent of Mr. Zugay’s pre-established target annual cash incentive.

Determination of Mr. Goydan’s 2014 Annual Cash Incentive.  Mr. Goydan became our senior vice president, performance chemicals, effective upon the completion of the Osmose Acquisition on August 15, 2014. Pursuant to his pre-existing compensation agreements, which we assumed with the Osmose Acquisition, Mr. Goydan was entitled to a target bonus based on certain performance criteria established for the wood preservation business under an individual bonus plan. For 2014, the performance criteria for Mr. Goydan’s bonus was set as 2.15% of the adjusted operating profit of the wood preservation business, as adjusted for certain extraordinary expenses and claims. For 2014, the wood preservation business achieved an adjusted operating profit of $40.4 million. As a result, our chief executive officer recommended, and the committee approved, an annual cash incentive to Mr. Goydan of $869,361 for 2014.

Long-Term Equity Incentives.  In February 2014, the committee granted performance-based restricted stock units, stock options, and time-based restricted stock units to certain key executives, including the named executive officers. Each long-term incentive vehicle is intended to serve a different purpose, and, when combined, we believe that the total mix results in a balanced long-term equity incentive program.

•

Performance-based restricted stock units are intended to focus participants on long-term operating performance, as measured by cumulative value creation over a three-year performance period. The performance-based restricted stock units granted in 2014 will vest, if at all, on February 18, 2017 provided the participant continues in service until that date and based on a range of cumulative value creation achieved over the performance period set forth in the following table:

Value Creation	Performance	% of Target Performance	% of Units to Vest
Maximum	$188,400,000	120%	150%
Target	$157,000,000	100%	100%
Threshold	$125,600,000	80%	50%

The number of shares actually awarded will range from 50 percent of target if threshold performance is achieved up to 150 percent of target if maximum performance is achieved. The aggregate grant date fair value of the performance-based restricted stock units for all named executive officers at target is equal to $1.7 million for the awards granted in 2014. All of Mr. McCurrie’s outstanding unvested performance-based awards were cancelled without vesting upon his departure from the company on July 25, 2014.

•

Stock options are intended to align shareholder and management interests by providing a reward based solely on stock price appreciation. In February 2014, the committee approved stock options to be granted to the named executive officers on February 18, 2014 with an exercise price set at the closing price of our common stock on the NYSE on that day. The stock options granted in 2014 will vest on February 18, 2017, if the named executive officer to whom they were granted is still employed by us at that time. The aggregate grant date fair value of the stock option awards granted in 2014 to all named executive officers is equal to $1.0 million. All of Mr. McCurrie’s outstanding unvested stock options were cancelled without vesting upon his departure from the company on July 25, 2014.

•

Time-based restricted stock units are intended to help to retain participants (some of whom are currently eligible for retirement), as well as to help attract the next generation of our senior management. In 2014, we issued two tranches of time-based restricted stock units, with one tranche consisting of our regular, annual time-based restricted stock awards and a second tranche consisting of the special retention and recognition awards granted to Messrs. Ball, Lacy, McCurrie, McCormack and Turner. The regular, annual time-based restricted stock units granted in 2014 will cliff-vest on February 18, 2017, if the named executive officer to whom they were granted is still employed by us at that time. The aggregate grant date fair value of the regular, annual time-based restricted stock units for all named executive officers is equal to $0.7 million for awards granted in 2014. The special retention awards granted to Messrs. Ball, Lacy and McCormack vest in equal one-third installments over three years beginning on February 18, 2015. Mr. Turner’s special recognition award vested upon his completion of service through December 31, 2014 and the shares will be issued in equal one-third installments over three years beginning on February 18, 2015. The aggregate grant date fair value of the special retention and recognition time-based restricted stock units awarded in 2014 is equal to $1.0 million. All of Mr. McCurrie’s outstanding unvested time-based restricted stock units were cancelled without vesting upon his departure from the company on July 25, 2014.

Excluding the special retention and recognition awards of time-based restricted stock units, once the total dollar value of the awards was determined for each named executive officer, the actual number of performance-based restricted stock units, stock options and time-based restricted stock units was determined as follows: 30 percent of the total dollar value was allocated to the stock option portion of the award, 20 percent of the total dollar value was allocated to the time-based restricted stock unit portion of the award and 50 percent of the total dollar value was allocated to the performance-based restricted stock unit portion of the award. The committee then used the closing price of our common stock on the NYSE on the grant date to determine the number of performance-based restricted stock units awarded and the number of time-based restricted stock units awarded. To determine the number of stock options awarded, the committee divided the total dollar value attributed to the stock option portion of the award by the estimated fair value of the stock options on the date of grant, which was determined in accordance with the Black-Scholes valuation method by an independent valuation consultant.

The granting of a combination of stock options, restricted stock units and performance stock units falls within the range of peer group practices and has a strong performance orientation. Our long-term incentive mix is more heavily weighted towards performance-based incentive awards than peer group average practice: our long-term mix for our named executive officers as noted above was 30 percent stock options, 20 percent time-based restricted stock units and 50 percent performance-based awards, compared to our peer group average for the named executive officers of 25 percent stock options, 30 to 35 percent time-based restricted stock units and 40 to 45 percent performance-based awards.

Forfeiture of the 2012-2014 Performance-Based Restricted Stock Units.  On December 31, 2014, the three-year performance period ended for the performance-based restricted stock units awarded in 2012. The cumulative value creation threshold for these awards was $194.4 million over the three-year period. The actual cumulative value creation certified by the committee for the three-year period was $129.1 million, which meant that the threshold was not met. Therefore, none of the performance-based restricted stock units awarded in 2012 vested.

Retirement Benefits.  Prior to 2007, we maintained a qualified defined benefit pension plan for U.S. salaried employees that provided for a retirement benefit annuity based on final average pay and years of service. We also maintain a defined contribution plan that permits U.S. salaried employees to contribute up to 20 percent of pay, subject to applicable limits for 401(k) plans. We match 50 percent of salaried employee contributions up to six percent. In addition, we maintain two non-qualified excess defined benefit plans for certain U.S. highly-paid employees, which are described on page 58 below. Effective December 31, 2006, we made significant changes in our retirement benefits for our U.S. employees by freezing the qualified and non-qualified defined benefit plans in which U.S. salaried employees and certain highly-paid U.S. employees, respectively, participate. No new salaried participants have been permitted in these plans after December 31, 2006, and no further benefits have accrued for U.S. salaried employees after December 31, 2006. In 2007, in light of the freezing of benefits under our qualified defined benefit plan, we decided to provide a uniform non-elective employer contribution to U.S. salaried employees, which is also described in detail in the “2006 Freeze of Pension Plan, SERP I and SERP II” section below. In addition, in 2007, we approved a supplemental benefit plan, which we refer to as the benefit restoration plan, to restore employer non-elective contributions lost by certain U.S. highly-paid employees, including the named executive officers (except for Messrs. Goydan, Zugay and McCormack), in our defined contribution plan under U.S. tax law. Beginning in 2009, we amended our defined contribution plan and our benefit restoration plan to remove the automatic employer non-elective contribution feature. Instead, we may decide each plan year whether to make employer discretionary contributions for the plan year and the amount of any such contribution. Employer discretionary contributions have not yet been determined for 2014, however, we have assumed such discretionary contributions will be paid for 2014 and the corresponding amounts are included in the tables below. We maintain a superannuation plan for certain employees of our Australian subsidiary, including Mr. McCormack. This plan, which is described in more detail beginning on page 59 below, is currently closed to new members.

Perquisites and Other Benefits.  We provide a limited number of perquisites and other benefits to certain of our named executive officers, which include club dues, and executive physicals. For Mr. McCormack, we also provide an automobile allowance, which may be used for automobile and related expenses at Mr. McCormack’s option, payment of certain fringe benefit taxes, leave loading and life insurance. Additional details of the perquisites and other benefits we provide are more fully described in the footnotes to “All Other Compensation” column of the Summary Compensation Table below.

We provide these perquisites and other benefits to promote a healthy work/life balance and provide opportunities for developing business relationships. We believe they are important to our ability to attract and retain top-quality executive talent and are consistent with those provided to executives at other companies comparable to us. The costs associated with providing these benefits for our named executive officers are reflected in the “All Other Compensation” column of the Summary Compensation Table below on page 50.

Our named executive officers other than Mr. McCormack also participate in the same standard salaried benefit plans as our other U.S. salaried employees. This includes a basic welfare benefits package consisting of medical, dental, vision, life and disability insurance and accident insurance plans, as well as flexible spending arrangements for health care, dependent care and transportation expenses.

Certain of our named executive officers are also eligible for a post-retirement survivor benefit under our Survivor Benefit Plan. This plan is described in further detail in the “Survivor Benefit Plan” section on page 59 below.

Contracts.  We generally use contractual arrangements where appropriate to assist in our recruitment and retention of our named executive officers. We have entered into employment agreements with Mr. Lacy and Mr. Goydan as well as a key-employee non-competition agreement with Mr. Goydan. In addition, Mr. McCormack agreed to a summary of terms and conditions of employment. We have also entered into separate change in control agreements with Mr. Ball, Mr. Zugay and Mr. McCormack. Each of these agreements is described in the “Potential Payments upon Termination or Change in Control” section beginning on page 61 below.

Stock Ownership Requirements for Our Named Executive Officers

The committee and our board of directors have approved stock ownership requirements. The requirements apply to selected members of the management team, including all of the named executive officers. The committee and our board of directors have also approved stock ownership guidelines, which apply to our non-employee directors, as described more fully below under “Stock Ownership Guidelines for Non-Employee Directors.” The stock ownership requirements were designed to achieve the following objectives:

•	demonstrate senior management’s commitment to and confidence in the company’s long-term prospects;

•	align senior management’s interests with those of our shareholders;

•	support a long-term focus; and

•	quantify our expectations with regard to ownership of our stock by our senior management.

Our stock ownership requirements require our elected officers to accumulate a specified number of shares expressed as the value of stock ownership as a percentage of base salary. The required stock ownership level is converted into a number of shares that is recalculated annually until the ownership requirement is achieved. Until the stock ownership level is achieved, members of the management team are required to retain 75 percent of the net profit shares (i.e., excluding shares used for the payment of taxes) received from exercising stock options, the vesting of time-based restricted stock units and performance-based restricted stock units.

Position		Ownership Requirement Multiple of Base Salary
Chief Executive Officer	(Mr. Ball)	5x
Senior Vice President Chief Financial Officer	(Messrs. Lacy and Goydan) (Mr. Zugay)	3x 3x
Other Elected Vice Presidents	(Mr. McCormack)	2x

During 2014, Mr. Turner was subject to, and complied with, the target ownership level applicable to our chief executive officer.

Shares owned outright by the executives and/or their spouses count toward meeting the requirements. Unvested time-based restricted stock units, unvested performance-based restricted stock units and unexercised stock options do not count toward meeting the stock ownership requirements for our executives.

Mr. Lacy and Mr. McCormack have achieved compliance with the target ownership level and Mr. Ball, Mr. Zugay and Mr. Goydan continue to comply with the 75 percent retention ratio.

Policy on Derivative Transactions and Restrictions on Hedging Transactions

Our policy is that our employees, officers and directors are prohibited from trading in options, warrants, puts, and calls of our common stock; short sales of our common stock are also prohibited. Any other hedging transactions contemplated by our employees, officers and directors with respect to our common stock require advance approval by our corporate secretary. Our corporate secretary has never received a request to approve a hedging transaction.

2014 Compensation Decisions With Respect to Mr. McCurrie

Compensation of Brian H. McCurrie (a former senior vice president, business development) is also included in the compensation tables below. Mr. McCurrie ceased serving as senior vice president, business development on July 25, 2014. In connection with such cessation, we entered into an Agreement and General Release (the “Release”) with Mr. McCurrie, which provided that Mr. McCurrie would receive total gross severance payments of $864,208 over a period from July 26, 2014 through September 30, 2016 (the “Severance Pay Period”), payment for unused current and accrued vacation and continued coverage under all group health benefits during the Severance Pay Period. Effective July 25, 2014, all of Mr. McCurrie’s outstanding unvested time-based and performance-based awards and stock options were cancelled. To the extent that Mr. McCurrie had outstanding vested stock options, the terms of such options will continue to be governed by the provisions of the applicable stock option award agreement. Mr. McCurrie ceased to be eligible to participate in all other company-sponsored compensation or benefit plans or programs as of July 26, 2014. The amounts included for Mr. McCurrie in the Summary Compensation Table were paid or are payable to him under his employment agreement with Koppers Inc., as amended by the Release.

Tax Considerations

Cash compensation, such as base salary or annual cash incentive, is taxable as ordinary income when earned, unless deferred under a company-sponsored deferral plan. Deferrals under tax-qualified plans, such as a 401(k) plan, do not affect the timing of our tax deduction. Deferrals under non-qualified plans, the adoption of which have been approved by the board of directors, will result in the deferral of our compensation deduction until such time as the cash compensation is paid to the employee.

The committee is aware of Section 162(m) of the tax code, which generally limits the deductibility of executive pay in excess of $1 million, and which specifies the requirements for the “performance-based” exemption from this limit. The committee generally tries to preserve the deductibility of compensation paid to the named executive officers when appropriate; for example, our stock option awards and performance-based restricted stock unit awards will generally qualify for the performance-based exemption and would therefore be deductible. The committee nevertheless may authorize other compensation that might not be deductible if it believes doing so is in the best interests of the company or its stakeholders; for example time-based restricted stock units. Therefore, a portion of compensation may not be deductible under Section 162(m) of the tax code. For 2014, approximately $335,000 of compensation expense was non-deductible.

Accounting Considerations

When reviewing preliminary recommendations and in connection with approving the terms of a given incentive plan period, management and the committee review and consider the accounting implications of a given award, including the estimated expense and impact on EPS.

Changes for our 2015 Executive Compensation Program

The committee determined in early 2015 that the following changes will be made for our 2015 executive compensation program:

•

In order to move base salaries closer to market median, based on market data provided by FW Cook, the committee approved increases in base salary of up to 5% for certain of our named executive officers.

•

In order to more closely align our compensation program with those of our peers and to attract, retain and engage our executives, the committee approved certain changes to the vesting schedules for time-based restricted stock units and stock options and to the range of performance-based restricted stock units that may vest based upon performance. The time-based restricted stock units and stock options granted in 2015 will vest in annual installments of 25 percent over four years. By comparison, time-based restricted stock units and stock options granted in prior years vest 100 percent on the third anniversary of the grant date. The number of performance-based restricted stock units that will actually vest based on grants made in 2015 will range from 50 percent of target if threshold cumulative value creation performance is achieved up to 200 percent of target if maximum cumulative value creation performance is achieved. In prior years, 150 percent of the targeted number of shares would vest if maximum cumulative value creation performance was achieved.

•

On February 24, 2015, the committee approved the Koppers Annual Incentive Plan, which is the company’s annual bonus/cash incentive plan beginning with fiscal year 2015. The Koppers Annual Incentive Plan replaces our prior annual bonus/cash incentive plans, namely, our corporate plan and our various business unit plans. Under the Annual Incentive Plan, eighty percent (80%) of a participant’s incentive opportunity will be based on company performance goals, while the remaining twenty percent (20%) will be based solely on individual goals independent of company performance goals. The company performance goals are measured compared to targeted levels established at the beginning of each year. The performance goals are based on the earnings before interest, taxes, depreciation and amortization (or “EBITDA”) at either the consolidated company level or a combination of the consolidated company level and applicable business unit level. EBITDA as measured under the Annual Incentive Plan may be adjusted by the committee or the board of directors under the terms of the plan to account for certain extraordinary items. The committee selected EBITDA as a performance measure, instead of EPS or value creation, because it believes that it is the best metric to measure cash generation, which is a key component of the company’s current plans for debt repayment and reduction.

Summary Compensation Table

The following table shows the compensation of all individuals who served at any time during 2014 as either our principal executive or principal financial officers, together with our three most highly compensated officers, who were serving as executive officers as of December 31, 2014 (other than our principal executive or principal financial officers). The following table also shows the compensation of Mr. Brian McCurrie, a former senior vice president, business development who ceased serving on July 25, 2014. We refer to the executives below as our “named executive officers.”

Name and Principal Position	Year	Salary		Bonus		Stock Awards (1)		Option Awards (1)		Non-Equity Incentive Plan Compensation		Change in Pension Value and Nonqualified Deferred Compensation Earnings (2)	All Other Compensation (3)(4)		Total
Walter W. Turner President and Chief Executive Officer (through December 31, 2014)	2014 2013 2012	$946,458 795,000 751,876	(5)	$	— — —	$1,509,766 1,060,490 1,028,957		$483,544 454,499 440,160		$	— — 494,203	$865,564 5,813 3,548	$185,973 149,781 204,887	(6)	$3,991,305 2,465,583 2,923,631

Leroy M. Ball (7) Chief Financial Officer (through August 18, 2014) Chief Operating Officer (from May 5, 2014 through December 31, 2014)	2014 2013 2012	$391,800 367,800 344,850		$	— — —	$516,683 306,033 288,714		$139,888 131,172 123,507		$	— — 212,716	$203 146 32	$33,310 32,888 31,844	(8)	$1,081,884 838,039 1,001,663

Michael J. Zugay Chief Financial Officer (beginning August 18, 2014)	2014	$130,556			$12,600	$—		$—			$—	$—	$3,917	(9)	$147,073

Paul A. Goydan Senior Vice President, Performance Chemicals, Koppers Inc.	2014	$156,154			$—	$—		$—			$869,361	$—	$16,694	(10)	$1,042,209

Steven R. Lacy Senior Vice President, Administration, General Counsel and Secretary	2014 2013 2012	$384,300 372,075 359,799		$	— — —	$518,010 317,066 307,973		$140,453 135,890 131,733		$	— — 204,413	$94,572 630 26,107	$95,732 47,145 95,266	(11)	$1,233,067 872,806 1,125,291

Mark R. McCormack (12) Vice President Australasian Operations, Koppers Inc.	2014 2013 2012	$383,233 394,327 404,821		$	— — —	$348,501 246,212 239,921		$100,396 105,529 102,640		$	— 56,771 190,152	$162,760 61,083 140,456	$33,184 37,393 43,466	(13)	$1,028,075 901,315 1,121,456

Brian H. McCurrie(14) Senior Vice President, Business Development	2014 2013 2012	$221,460 382,650 368,670		$	— — —	$451,329 326,473 310,686	(15)	$144,390 139,933 132,888	(15)	$	— — 136,948	$33,208 596 8,978	$185,707 36,102 85,396	(16)	$1,036,094 885,754 1,043,566

(1)	The amounts shown in these columns represent the aggregate grant date fair value of time-based restricted stock units and stock options granted to our named executive officers computed in accordance with FASB ASC Topic 718 and the value of performance-based restricted stock units granted to our named executive officers based upon the probable outcome of the performance conditions as of the grant date. The maximum value of the performance-based restricted stock units assuming the highest level of performance conditions is $1,211,238 for Mr. Turner, $350,416 for Mr. Ball, $351,839 for Mr. Lacy, $251,476 for Mr. McCormack and $361,682 for Mr. McCurrie. These award grant date fair values have been determined using the assumptions underlying the valuation of equity awards set forth in note 8 of the consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2014 and in note 6 of the consolidated financial statements in our annual reports on Form 10-K for the years ended December 31, 2013 and December 31, 2012.

(2)	The amount disclosed in this column represents (i) the aggregate change in the present value of the executive’s accumulated pension benefit and (ii) the portion of interest accrued (but not currently paid or payable) on deferred compensation above 120 percent of the applicable federal long-term rate at the maximum rate payable under our Benefit Restoration Plan. The increase or decrease, as applicable, in the present value of accumulated benefit for each named executive officer for 2014, 2013 and 2012, respectively, was as follows: Mr. Turner: $860,213, negative $586,628 and negative $20,683; Mr. Lacy: $93,937, negative $26,200 and $25,713; Mr. McCormack: $162,760, $61,083 and $140,456; and Mr. McCurrie: $32,674, negative $11,227 and $8,611. Negative amounts are not reflected in the amounts disclosed above for Messrs. Turner, Lacy or McCurrie. The remainder of the amount reported in this column for each named executive officer for 2014, 2013 and 2012, respectively, represents the above-market interest on deferred compensation.

(3)	The full amount of “all other compensation” disclosed for Messrs. Turner and Lacy includes an amount based on accrued accounts attributed to such named executive officer’s benefit pursuant to the Survivor Benefit Plan rather than our out-of-pocket expenses attributed to the plan. The amounts included with respect to each named executive officer’s benefit pursuant to the Survivor Benefit Plan are as follows: $63,346 for Mr. Turner and $57,856 for Mr. Lacy. The expense associated with the Survivor Benefit Plan is calculated by determining the annual change in fair value of our liability for this benefit for accounting purposes.

(4)	The full amount of “all other compensation” disclosed for Messrs. Turner, Ball and Lacy includes an assumed amount for employer discretionary contributions made under our Benefit Restoration Plan and our 401(k). The full amount of “all other compensation” disclosed for Mr. Goydan includes an assumed amount for employer discretionary contributions made under our 401(k). Actual employer discretionary contributions have not been determined for 2014, however, for purposes of this table, we have assumed that such discretionary contributions will be paid for 2014 in accordance with past practice. The assumed amounts included for employer discretionary contributions with respect to each named executive officer are as follows: $85,182 for Mr. Turner, $13,798 for Mr. Ball, $13,000 for Mr. Goydan and $19,215 for Mr. Lacy.

(5)	The full amount of “salary” disclosed for Mr. Turner in 2014 includes $120,580 paid to Mr. Turner in December 2014 for unused vacation.

(6)	The full amount of “all other compensation” disclosed for Mr. Turner in 2014 ($185,973) includes perquisites and other personal benefits in the amount of $91,348 consisting of club dues, parking, a physical, home internet service and an amount attributed to the Survivor Benefit Plan as described in footnote 3 above; and qualified defined contribution plan contributions for 2014 in the amount of $92,981.

(7)	Mr. Ball served as our Vice President and Chief Financial Officer through May 5, 2014. From May 5, 2014 through August 17, 2014, Mr. Ball served as both our Chief Financial Officer and Chief Operating Officer. From August 18, 2014 through December 31, 2014, Mr. Ball served as our Chief Operating Officer. Effective January 1, 2015, Mr. Ball became our President and Chief Executive Officer.

(8)	The full amount of “all other compensation” disclosed for Mr. Ball in 2014 ($33,310) includes perquisites and other personal benefits in the amount of $11,198 consisting of club dues; and qualified defined contribution plan contributions for 2014 in the amount of $21,598.

(9)	The full amount of “all other compensation” disclosed for Mr. Zugay in 2014 ($3,917) consists of qualified defined contribution plan contributions for 2014.

(10)	The full amount of “all other compensation” disclosed for Mr. Goydan in 2014 ($16,694) consists of perquisites and other personal benefits relating to club dues; and qualified defined contribution plan contributions for 2014 in the amount of $13,000.

(11)	The full amount of “all other compensation” disclosed for Mr. Lacy in 2014 ($95,732) includes perquisites and other personal benefits in the amount of $68,174 consisting of club dues and an amount attributed to the Survivor Benefit Plan as described in footnote 3 above; and qualified defined contribution plan contributions for 2014 in the amount of $27,015.

(12)	Amounts shown in the “salary” and “all other compensation” columns have been converted from Australian dollars to U.S. dollars using the average exchange rate which was AUD 1 = USD 0.900 during 2014, AUD 1 = USD 0.968 during 2013 and AUD 1 = USD 1.0356 during 2012.

(13)	The full amount of “all other compensation” disclosed for Mr. McCormack in 2014 ($33,184) includes perquisites and other personal benefits in the amount of $18,235 consisting of automobile expenses, parking and related fringe benefits tax.

(14)	Mr. McCurrie served as our senior vice president, global carbon materials and chemicals until April 25, 2014. Mr. McCurrie served as our senior vice president, business development from April 25, 2014 until his service with Koppers ceased on July 25, 2014.

(15)	These awards were forfeited as a result of Mr. McCurrie’s cessation of service on July 25, 2014.

(16)	The full amount of “all other compensation” disclosed for Mr. McCurrie in 2014 ($185,707) includes perquisites and other personal benefits in the amount of $7,267 consisting of club dues; severance payments of $170,640; and qualified defined contribution plan contributions for 2014 in the amount of $7,800.

2014 Grants of Plan Based Awards Table

As further described in the “Compensation Discussion and Analysis” section above, the following table shows the details concerning the potential amounts payable to each named executive officer for performance during 2014 under our 2014 Cash Bonus Program, as suggested by our corporate plan and various business unit plans. The table below also reflects performance-based restricted stock unit awards, time-based restricted stock unit awards and stock option awards granted to each named executive officer during 2014 under our amended and restated 2005 Long Term Incentive Plan. The actual amounts paid to each named executive officer are included in the “Summary Compensation Table” above.

Name	Form of Award (1)	Grant Date	Date Management, Development and Compensation Committee Took Action to Grant Award	Estimated Potential 2014 Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (3) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards (4) ($/Sh)	Grant Date Fair Value of Stock and Option Awards (5) ($)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Walter W. Turner	Annual Cash Incentive Award			403,750	807,500	1,211,250
	Performance-based RSU Award	2/18/2014	2/4/2014				10,645	21,289	31,934				$807,492
	Time-based RSU Award	2/18/2014	2/4/2014							18,515			702,274
	Option Award	2/18/2014	2/4/2014								31,687	$37.93	483,544

Leroy M. Ball	Annual Cash Incentive Award			140,175	280,350	420,525
	Performance-based RSU Award	2/18/2014	2/4/2014				3,080	6,159	9,239				$233,611
	Time-based RSU Award	2/18/2014	2/4/2014							7,463			283,072
	Option Award	2/18/2014	2/4/2014								9,167	$37.93	139,888

Michael J. Zugay	Annual Cash Incentive Award			35,000	70,000	105,000

Paul A. Goydan	Annual Cash Incentive Award(6)			—	869,361	—

Steven R. Lacy	Annual Cash Incentive Award			112,590	225,180	337,770
	Performance-based RSU Award	2/18/2014	2/4/2014				3,092	6,184	9,276				$234,559
	Time-based RSU Award	2/18/2014	2/4/2014							7,473			283,451
	Option Award	2/18/2014	2/4/2014								9,204	$37.93	140,453

Mark R. McCormack	Annual Cash Incentive Award			90,434	180,867	271,300
	Performance-based RSU Award	2/18/2014	2/4/2014				2,210	4,420	6,630				$167,651
	Time-based RSU Award	2/18/2014	2/4/2014							4,768			180,850
	Option Award	2/18/2014	2/4/2014								6,579	$37.93	100,396

Brian H. McCurrie	Annual Cash Incentive Award			115,740	231,480	347,220
	Performance-based RSU Award(7)	2/18/2014	2/4/2014				3,179	6,357	9,536				$241,121
	Time-based RSU Award(7)	2/18/2014	2/4/2014							5,542			210,208
	Option Award(7)	2/18/2014	2/4/2014								9,462	$37.93	144,390

(1)	The material terms of the awards reflected in this column are provided in the “Compensation, Discussion and Analysis — 2014 Compensation” section under the heading “Annual Cash Incentives” and “Long-Term Equity Incentives.”

(2)	Except with respect to Mr. Goydan, whose annual cash incentive is further described in footnote 6 below, the amounts shown in these columns represent the threshold, target and maximum payouts in 2014 expressed as a percentage of each named executive officer’s salary as of January 1, 2014. For Mr. Turner, the target payout was 100% of salary. The target payout for Mr. Ball was 75% of salary. The target payout for Messrs. Zugay and Lacy was 60% of salary, which, in the case of Mr. Zugay, was prorated for the portion of 2014 during which he was employed by the company. The target payout for Mr. McCormack was 55% of salary. (Mr. McCurrie’s participation in the 2014 Cash Bonus Program terminated on July 25, 2014.) Threshold performance would yield a payout of 50% of target and maximum performance would yield a payout of 150% of target. The committee has the discretion to supplement, reduce or modify the actual amounts awarded, as further described in “-Role of CEO and Committee” and “-2014 Compensation — Annual Cash Incentives.” With respect to the 2014 Cash Bonus Program, in which all named executive officers were participants except for Messrs. Zugay and Goydan, the committee had no discretion to make any annual cash incentive awards unless 2014 adjusted diluted earnings per share was at least $1.93. Also, under such program, the committee had no discretion to increase the annual cash incentive awarded to the participating named executive officers above the maximum amount of $1.5 million, in the case of Mr. Turner, and $1.0 million, in the case of Messrs. Ball, Lacy and McCormack. The EPS performance objective under the 2014 Cash Bonus Program as not achieved for 2014. Accordingly, no annual cash incentives were paid to Messrs. Turner, Ball, Lacy or McCormack under the 2014 Cash Bonus Program. For 2014, Mr. Zugay received an annual cash incentive of $12,600 under our corporate plan based upon his individual performance against certain pre-established goals and other individual factors considered by our chief executive officer.

(3)	Unvested time-based restricted stock units and performance-based restricted stock units granted under our amended and restated 2005 long term incentive plan are entitled to dividends at the same rate as those paid, if at all, to holders of our common stock which are converted annually into additional time-based restricted stock units or performance-based restricted stock units, respectively, that vest on the same schedule as the underlying award. We call these dividend equivalent units.

(4)	The option awards will cliff-vest on the third anniversary of the grant date and have a maximum term of 10 years.

(5)	The amounts shown in this column represent the aggregate grant date fair value of time-based restricted stock units and stock options granted to our named executive officers in 2014 computed in accordance with FASB ASC Topic 718 and the value of performance-based restricted stock units granted to our named executive officers in 2014 based upon the probable outcome of the performance conditions as of the grant date.

(6)	Mr. Goydan’s annual cash incentive was determined based upon a formula equal to 2.15% of the adjusted operating profit of the wood preservation business for 2014. There were no threshold or maximum levels with respect to Mr. Goydan’s 2014 annual cash incentive.

(7)	These awards were forfeited as a result of Mr. McCurrie’s cessation of service on July 25, 2014.

Outstanding Equity Awards at Fiscal Year-End 2014

The table below provides information concerning unvested restricted stock units and unexercised options held by each named executive officer at December 31, 2014.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercis- able (1)(#)	Number of Securities Underlying Unexercised Options Unexercis- able (2)(#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (3)(#)	Market Value of Shares or Units of Stock That Have Not Vested (4)($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (5)(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (4)(6)($)
Walter W. Turner	5/8/2007	16,300		$29.97	5/7/2017
	2/25/2008	13,470		39.99	2/24/2018
	2/22/2010	20,832		28.10	12/31/2019
	2/22/2011	21,689		40.26	12/31/2019
	2/21/2012	27,823		38.21	12/31/2019
	2/19/2013	26,302		42.76	12/31/2019
	2/18/2014	31,687		37.93	12/31/2019
						—	$—	29,766	$773,321
Leroy M. Ball	9/1/2010	2,500		$20.00	8/31/2020
	2/22/2011	6,100		40.26	2/21/2021
	2/21/2012		7,807	38.21	2/21/2022
	2/19/2013		7,591	42.76	2/19/2023
	2/18/2014		9,167	37.93	2/18/2024
						11,813	$306,902	8,516	$221,246
Steven R. Lacy	5/8/2007	6,900		$29.97	5/7/2017
	2/25/2008	5,814		39.99	2/24/2018
	2/22/2010	7,078		28.10	2/21/2020
	2/22/2011	6,584		40.26	2/21/2021
	2/21/2012		8,327	38.21	2/21/2022
	2/19/2013		7,864	42.76	2/19/2023
	2/18/2014		9,204	37.93	2/18/2024
						12,048	$313,007	8,812	$228,936
Mark R. McCormack	5/8/2007	4,150		$29.97	5/7/2017
	2/25/2008	3,170		39.99	2/24/2018
	2/20/2009	8,748		15.26	2/19/2019
	2/22/2010	3,646		28.10	2/21/2020
	2/22/2011	4,634		40.26	2/21/2021
	2/21/2012		6,488	38.21	2/21/2022
	2/19/2013		6,107	42.76	2/19/2023
	2/18/2014		6,579	37.93	2/18/2024
						8,326	$216,309	6,659	$173,001

(1)	The stock options granted in 2007 vested on May 8, 2010, the stock options granted in 2008 vested on February 25, 2011, the stock options granted in 2009 vested on February 20, 2012, the stock options granted in February 2010 vested on February 22, 2013 and the stock options granted in February 2011 vested on February 22, 2014. The stock options granted to Mr. Ball on September 1, 2010 vested on September 1, 2013.

(2)	The stock options granted in 2012 vested on February 21, 2015, the stock options granted in 2013 will vest on February 19, 2016 and the stock options granted in 2014 will vest on February 18, 2017.

(3)	The amounts shown in this column reflect the aggregate number of unvested time-based restricted stock units awarded in 2012, 2013 and 2014, and related dividend equivalent units. The time-based restricted stock units and related dividend equivalent units are scheduled to vest either on the third anniversary of the date of grant or in one-third installments over three years beginning on February 18, 2015, as summarized below.

Name	Grant Date	# of Unvested Shares	Vesting Date
Leroy M. Ball	2/21/2012	2,256	2/21/2015
	2/19/2013	2,094	2/19/2016
	2/18/2014	1,666	2/18/2015
	2/18/2014	1,667	2/18/2016
	2/18/2014	1,667	2/18/2017
	2/18/2014	2,463	2/18/2017

Steven R. Lacy	2/21/2012	2,406	2/21/2015
	2/19/2013	2,169	2/19/2016
	2/18/2014	1,666	2/18/2015
	2/18/2014	1,667	2/18/2016
	2/18/2014	1,667	2/18/2017
	2/18/2014	2,473	2/18/2017

Mark R. McCormack	2/21/2012	1,874	2/21/2015
	2/19/2013	1,684	2/19/2016
	2/18/2014	1,000	2/18/2015
	2/18/2014	1,000	2/18/2016
	2/18/2014	1,000	2/18/2017
	2/18/2014	1,768	2/18/2017

(4)	The amounts shown in this column represent the market value of these stock awards and related dividend equivalent units based on a closing market price of $25.98 per share on December 31, 2014, the last trading day in 2014.

(5)	The amounts shown in this column reflect the aggregate minimum number of unvested performance-based restricted stock units awarded in 2012, 2013 and 2014, and include related dividend equivalent units. For purposes of determining the amounts shown in this column, we assumed achievement of threshold performance goals with respect to the 2012, 2013 and 2014 awards. The actual number may be more depending on the company’s performance during the applicable three-year performance period. All performance-based restricted stock unit grants and related dividend equivalent units are scheduled to vest, if at all, upon the achievement of a cumulative value creation threshold of $194.4 million over the three-year performance period ending December 31, 2014 (for 2012 awards), $219.2 million over the three-year performance period ending December 31, 2016 (for 2013 awards) and $125.6 million over the three-year performance period ending December 31, 2017 (for 2014 awards) and, as summarized below.

Name	Grant Date	# of Unvested Shares	Vesting Date
Walter W. Turner	2/21/2012	10,051	2/21/2015
	2/19/2013	9,071	2/19/2016
	2/18/2014	10,644	2/18/2017

Leroy M. Ball	2/21/2012	2,820	2/21/2015
	2/19/2013	2,617	2/19/2016
	2/18/2014	3,079	2/18/2017

Steven R. Lacy	2/21/2012	3,008	2/21/2015
	2/19/2013	2,712	2/19/2016
	2/18/2014	3,092	2/18/2017

Mark R. McCormack	2/21/2012	2,343	2/21/2015
	2/19/2013	2,106	2/19/2016
	2/18/2014	2,210	2/18/2017

(6)	The amounts shown in this column reflect the minimum aggregate payout value of unvested performance-based restricted stock units awarded in 2012, 2013 and 2014 and include related dividend equivalent units. For purposes of determining the amounts shown in this column, we assumed achievement of threshold performance goals with respect to the 2012, 2013 and 2014 awards. The actual number may be more depending on the company’s performance during the applicable three-year performance period.

2014 Option Exercises and Stock Vested

The table below sets forth information concerning aggregate exercises of stock options and the vesting of a portion of restricted stock units held by the named executive officers during 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Walter W. Turner(3)	—	$—	69,229	$2,215,780

Leroy M. Ball	—	$—	9,960	$376,090

Steven R. Lacy	—	$—	10,750	$405,920

Mark R. McCormack	—	$—	7,566	$285,692

Brian H. McCurrie	13,357	$113,077	10,592	$399,954

(1)	The amounts in this column are calculated by multiplying the number of shares acquired on exercise by the difference between the fair market value of the common stock on the date of exercise and the exercise price of the options.

(2)	The amounts in this column represent the number of shares acquired upon the vesting of time-based restricted stock units and performance-based restricted stock units on February 22, 2014 multiplied by the closing stock price of $37.76 on the last business day before the vesting date. For Mr. Turner, the amounts in this column also include the number of shares acquired upon the vesting of time-based restricted stock units on December 31, 2014 multiplied by the closing stock price of $25.98 on the last business day before the vesting date. Amounts included do not deduct any taxes paid by the named executive officers in connection with the vesting of the restricted stock units.

(3)	The number of shares that vested for Mr. Turner include shares that vested upon his retirement on December 31, 2014, but will not settle until a future date. The number of shares to be released to Mr. Turner and corresponding settlement dates are as follows:

Number of Shares	Issue Date
3,333	2/18/2015
8,041	2/21/2015
3,333	2/18/2016
7,257	2/19/2016
3,334	2/18/2017
8,515	2/18/2017

2014 Pension Benefits

The table below sets forth information as of December 31, 2014, with respect to each plan that provides for payments or other benefits at, following, or in connection with retirement. None of our named executive officers received any payments during 2014 under any of these plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Walter W. Turner	Retirement Plan for Koppers Inc.	37.58	$872,771
	Koppers Inc. Retirement Income Restoration Plan (SERP I)	37.58	1,966,693
	Koppers Inc. Supplemental Executive Retirement Plan II (SERP II)	35.00	3,705,708

			$6,545,172

Steven R. Lacy	Retirement Plan for Koppers Inc.	5.50	$159,562
	Koppers Inc. Retirement Income Restoration Plan (SERP I)	5.50	92,165
	Koppers Inc. Supplemental Executive Retirement Plan II (SERP II)	5.50	129,367

			$381,094

Mark R. McCormack	Koppers Australia Superannuation Plan	29.83	$1,660,670

Brian H. McCurrie	Retirement Plan for Koppers Inc.	3.25	$67,975
	Koppers Inc. Retirement Income Restoration Plan (SERP I)	3.25	37,551
	Koppers Inc. Supplemental Executive Retirement Plan II (SERP II)	3.25	13,057

			$118,583

Pension Plan

Messrs. Turner, Lacy and McCurrie are covered by the Retirement Plan of Koppers Inc. and Subsidiaries for Salaried Employees, which we refer to as the salaried plan. Prior to June 1, 2004, annual retirement benefits were computed at the rate of 1.2 percent of terminal salary (as defined below) not in excess of $16,000, plus 1.6 percent of terminal salary in excess of $16,000, all multiplied by years of credited service (as defined below). Other elected U.S. officers also participate in the salaried plan.

Terminal salary was determined based on the average annual salary (defined as salary plus 50 percent of any incentive payments) for the five highest consecutive years of the last ten years of credited service, or during all years of such credited service if less than five. Credited service included all accumulated service as a salaried employee except for any period of layoff or leave of absence. In 1998, we amended the salaried plan to provide a minimum pension equal to 1.2 percent of terminal salary multiplied by years of credited service up to 35 years reduced by any pension benefit paid by the pension plan of the former Koppers Company, Inc., now known as Beazer East, Inc. (“Old Koppers” for the period prior to December 29, 1988). For purposes of the minimum pension calculations, terminal salary was determined based on the average annual salary (defined as salary plus 75 percent of any incentive payments) for the five highest consecutive years of the last ten years of credited service, or during all years of credited service if less than five.

Effective June 1, 2004 we further amended the salaried plan. For credited service after May 31, 2004, annual retirement benefits are computed at the rate of one percent of terminal salary multiplied by years of credited service after May 31, 2004. Effective June 1, 2004 we also amended the definition of terminal salary to mean the average annual salary (defined as salary plus 100 percent of any incentive payments) for the five highest consecutive years of the last ten years of credited service or during all years of credited service if less than five.

Retirement Income Restoration Plan (SERP l)

Effective January 1, 1991, the board of directors established the Retirement Income Restoration Plan, which we refer to as SERP l, for participating elected U.S. officers, including Messrs. Turner, Lacy and McCurrie. SERP l pays an annual benefit equal to the difference between (i) the benefit a participant would receive under the salaried plan if not for the compensation limit imposed under the tax code and (ii) the benefit the participant actually receives under the salaried plan.

Supplemental Executive Retirement Plan (SERP II)

Effective December 1, 1997, the board of directors established the Supplemental Executive Retirement Plan, which we refer to as SERP II, for participating elected U.S. officers, Messrs. Turner, Lacy and McCurrie. SERP II pays an annual benefit equal to two percent of final average pay multiplied by years of service up to 35 years, reduced by the sum of: (i) pension benefits received from us; (ii) pension benefits received from Old Koppers; (iii) benefits received under any other non-qualified retirement plan sponsored by us or Old Koppers; and (iv) one-half of any Social Security benefits.

At the time of his retirement on January 1, 2015, Mr. Turner was eligible for retirement under our salaried plan, SERP I and SERP II, with unreduced benefits. Mr. Lacy is currently eligible for early retirement under our salaried plan, SERP I and SERP II, with reduced benefits. The eligibility standards for early retirement under the salaried plan and SERP I are 60 years of age with 10 years of service, in which case the benefits are unreduced, and 55 years of age with 10 years of service, in which case the benefits are reduced five percent per year from age 65. The eligibility standards for early retirement under SERP II are 60 years of age with 10 years of service, in which case the benefits are unreduced, and 55 years of age with 10 years of service, in which case the benefits are reduced three percent per year from age 60.

2006 Freeze of Pension Plan, SERP I and SERP II

On November 2, 2006, our board of directors approved a freeze of our domestic qualified and corresponding non-qualified defined benefit plans for U.S. salaried employees. No U.S. salaried employee hired after December 31, 2006, will become a participant in the salaried plan or in SERP l or SERP ll and U.S. salaried employees will no longer accrue additional benefits under such plans after December 31, 2006. However, years of service will continue to accrue for vesting purposes and for purposes of eligibility for certain benefits under the plans, such as early retirement benefits. In light of freezing future benefit accruals under the qualified defined benefit plan, we provided to eligible U.S. salaried employees in 2007 and 2008 an annual employer non-

elective contribution under the qualified defined contribution plan ranging from three percent to nine percent of compensation determined based on age and years of service. In 2009, we amended the plan to remove the automatic employer non-elective contribution feature. Instead, we will decide each year whether to make employer discretionary contributions for the year and the amount of such contributions. We did make employer discretionary contributions for 2013. We continue to match contributions by U.S. salaried employees, including the U.S. named executive officers, at an amount equal to 50 percent of the first six percent of compensation contributed by the employee.

Survivor Benefit Plan

The Survivor Benefit Plan provides a post-retirement survivor benefit to selected key employees, including Messrs. Turner and Lacy. The benefit payable under the plan equals three times the participant’s base salary at the time of retirement or $750,000, whichever is less. Benefits payable under this plan are reduced dollar-for-dollar by proceeds paid under our group life insurance plan. If the participant’s employment is terminated for any reason prior to retirement, the participant will be entitled to no benefits under the plan. No new participants have been approved for this plan since before 2008 and the committee does not currently intend to add any new participants in the future.

Australia Superannuation Plan

Mr. McCormack participates in the Koppers Australia Superannuation Plan, a defined benefit plan available to certain employees of Koppers Australia Pty. Ltd., one of our wholly owned subsidiaries. Participants in the defined benefit section of the plan contribute 4 percent of salary up to a maximum of $3,000 per year. Contributions cease after 36 years of membership or attaining age 70. The benefit payable upon retirement between the age of 55 and the maximum retirement age of 70 is comprised of two pieces, the member’s reserve and an account maintained at the option of the participant for years of membership over 36 years. The member’s reserve is equal to the greater of (1) 2.5 times the member’s contributions with interest plus 3 percent of the participant’s final average salary multiplied by the participant’s membership accrued after March 1987 (capped at 36 years) and (2) 20 percent of the final average salary multiplied by the total participant membership (capped at 36 years) accrued multiplied by an adjustment factor for terminations prior to age 55 (earliest retirement age). Final average salary is the average annual rate of salary during the three year period prior to termination of employment.

The benefit payable on death prior to age 65 is a lump sum of 20 percent of the participant’s prospective final average salary (final average salary calculated at age 65 assuming that the participant’s salary at date of death remains unchanged) multiplied by the participant’s years of membership assuming the participant had worked to age 65. The plan also provides a benefit in the event of disability or resignation other than retirement, death or disability.

Benefits paid pursuant to this plan can be paid as a lump sum or a pension. The defined benefit section of the plan is currently closed to new members.

2014 Non-qualified Deferred Compensation

The table below sets forth information as of December 31, 2014, with respect to our Benefit Restoration Plan, a defined contribution plan that provides for the deferral of compensation on a basis that is not tax-qualified. The Benefit Restoration Plan is described in further detail below.

Name	Registrant Contributions in Last Fiscal Year ($) (1) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Balance at Last Fiscal Year End ($) (2) (4)
Walter W. Turner	$61,781	$28,556	$671,920
Leroy M. Ball	5,998	1,083	29,142
Steven R. Lacy	6,215	3,388	78,613

Brian H. McCurrie	—	2,849	60,883

(1)	The amounts shown in this column are reported as compensation in 2014 in the Summary Compensation Table.

(2)	The amounts disclosed in these columns for Messrs. Turner, Ball and Lacy includes an assumed amount for employer discretionary contributions made under our Benefit Restoration Plan. Actual employer discretionary contributions have not yet been determined for 2014, however, for purposes of this table, we have assumed that such discretionary contributions will be paid for 2014 in accordance with past practice. The assumed amounts included for employer discretionary contributions with respect to each named executive officer are as follows: $61,781 for Mr. Turner, $5,998 for Mr. Ball and $6,215 for Mr. Lacy.

(3)	The following amounts reported in this column are reported as compensation in 2014 in the Summary Compensation Table: Mr. Turner: $5,351, Mr. Ball: $203, Mr. Lacy: $635, and Mr. McCurrie: $534.

(4)	The following amounts reported in this column were reported as compensation to the named executive officer in the Summary Compensation Table for previous years: Mr. Turner: $589,697, Mr. Ball: $27,817, Mr. Lacy: $69,023, and Mr. McCurrie: $51,761.

Benefit Restoration Plan

On August 8, 2007, the board of directors approved (effective January 1, 2007) a non-qualified, deferred compensation plan for eligible, highly compensated employees, including our named executive officers other than Messrs. Zugay, Goydan and McCormack, to replace certain contributions lost under the qualified defined contribution plan as a result of the compensation limits imposed under the tax code. Annually, the account of each participant is credited with a contribution equal to the difference between (a) the amount the participant would have received under the qualified defined contribution plan for such year but for tax code limits and (b) the amount the participant actually received under the defined contribution plan for such year. Generally, amounts in a participant’s account vest according to the same schedule as contributions made under our qualified defined contribution plan. Accounts are credited with investment earnings based on an interest rate determined by the committee based, primarily, on the Moody’s Corporate Bond Yield Average as of the preceding December 31. The interest rate for 2014 was 4.91 percent. Benefits will typically be paid upon a separation from service in five annual installments.

Potential Payments upon Termination or Change in Control

The following information and related table set forth the details of the payments and benefits that would be provided to each named executive officer in the event that his employment is terminated with us for any reason including resignation, termination without cause, retirement, a constructive termination of the executive, a change in control or a change in the executive’s responsibilities.

Employment Agreements

We currently have employment agreements with Messrs. Lacy, Goydan and McCormack. We had an employment agreement with Mr. Turner, which terminated on December 31, 2014. The following discussion summarizes these agreements.

Steven R. Lacy. We entered into an employment agreement with Mr. Lacy in April 2002. The employment agreement provides that Mr. Lacy will serve as Vice President, General Counsel and Corporate Secretary. The initial term of the agreement was from April 5, 2002 through April 4, 2004. The term is automatically extended for one additional year unless notice is given 180 days in advance by us or Mr. Lacy that such party does not wish to extend the term. As of March 9, 2015, neither party has advised the other party that such party does not wish to extend the term. Mr. Lacy’s employment agreement established an initial base salary, subject to periodic review by our chief executive officer, and addressed additional initial compensation matters. The employment agreement provides for participation in our corporate senior management incentive pool and provides for participation in all of our benefits plans.

In the event of termination by us other than for cause, Mr. Lacy is entitled to receive the following payments:

•	all of his accrued salary to the date of his termination;

•	104 weeks of salary and benefits continuation;

•	an additional number of weeks of salary equal to the number of full years of service with us;

•	a lump sum severance payment equal to 50 percent of the amount awarded to him under certain bonus and incentive plans for the two years preceding the date of termination; and

•

a lump sum severance payment equal to the pro rata portion of all contingent awards granted under certain bonus and incentive plans then in effect for all uncompleted periods, taking certain assumptions into consideration.

If Mr. Lacy is terminated (other than for cause) within two years after the occurrence of a change in control, Mr. Lacy will be entitled to receive:

•	all of his accrued salary to the date of his termination;

•	a pro-rata bonus for the year in which his termination occurs;

•

a lump sum payment equal to two times the sum of his base salary plus one half of the amounts awarded to him under certain bonus and incentive plans for the two years preceding the date of termination or the change in control;

•	life, disability, accident and group health benefits for two years or until he receives comparable benefits from a third party;

•	reasonable legal fees and expenses incurred by Mr. Lacy as a result of his termination; and

•	continued indemnification for pre-termination acts and omissions.

The payments and benefits to which Mr. Lacy would be entitled in the event he is terminated after a change in control will also be reduced as necessary to cause the total payments and “parachute payments” (as defined in the tax code) to comply with the limitation set forth in Section 280G of the tax code.

Paul A. Goydan. Mr. Goydan agreed to an employment letter agreement with Osmose, Inc. (now known as Koppers Performance Chemicals Inc.) in March 2012, which we assumed in connection with the Osmose Acquisition. The agreement, as amended, provides that Mr. Goydan will serve as President of Koppers Performance Chemicals Inc. The agreement established an initial base salary, subject to annual review, and addressed additional compensation matters.

The agreement also sets out benefits that become payable if Mr. Goydan is terminated without “Cause” or if Mr. Goydan resigns with “Good Reason.” For purposes of the agreement, “Cause,” with respect to Mr. Goydan, means one or more of the following:

•

the conviction of a felony or other crime involving moral turpitude, or the commission of any other act or omission involving fraud with respect to any Koppers company or any of their customers, vendors or suppliers;

•

the commission of any act or omission involving dishonesty with respect to any Koppers company or any of their customers, vendors or suppliers which the company in good faith determines has caused or could reasonably be expected to cause any Koppers company substantial public disgrace or disrepute or substantial economic harm;

•

reporting to work under the influence of alcohol or under the influence or in the possession of illegal drugs or other conduct, which the company in good faith determines has caused or could reasonably be expected to cause any Koppers company substantial public disgrace or disrepute or substantial economic harm;

•

substantial and repeated failure to perform duties as reasonably directed by the board of directors or any other person to whom Mr. Goydan reports which failure continues after written notice of such failure and an opportunity to cure such failure within thirty (30) days of such notice;

•	breach of fiduciary duty, gross negligence or willful misconduct with respect to any Koppers company;

•

a willful and material failure to observe policies or standards approved by the board of directors regarding employment practices (including nondiscrimination and sexual harassment policies) as prescribed thereby from time to time which failure continues after written notice of such failure and an opportunity to cure such failure within thirty (30) days of such notice; or

•

any breach by Mr. Goydan of the confidentiality, non-competition or non-solicitation terms of the agreement or any material breach by Mr. Goydan of any other provision of the agreement, or any other agreement to which Mr. Goydan and any other Koppers company are parties, which breach continues after written notice of such breach and an opportunity to cure such breach within thirty (30) days of such notice.

For purposes of the agreement, “Good Reason,” with respect to Mr. Goydan, means one or more of the following:

•	a material reduction in salary without Mr. Goydan’s consent;

•	a relocation of Mr. Goydan’s principal place of employment, without Mr. Goydan’s consent, to a location more than thirty (30) miles from his then-current principal place of employment;

•	a material demotion or diminution in Mr. Goydan’s responsibilities, title or reporting structure within any Koppers company without his consent; or

•	a breach by the company of any of the material terms of the agreement;

provided that, in any case (a) Mr. Goydan must give written notice of his resignation for Good Reason to the company within thirty (30) days after the occurrence of any of the above-listed events, (b) the company will have thirty (30) days after receipt of such notice to remedy the occurrence giving rise to the claim for Good Reason termination, and (c) Mr. Goydan must actually resign within ninety (90) days following the event constituting Good Reason if the company fails to remedy such occurrence.

In the event Mr. Goydan’s employment is terminated without Cause, or if Mr. Goydan resigns with Good Reason, he is entitled to receive the following payments:

•	salary through the end of the month in which his employment is terminated;

•	one year of salary continuation;

•

a portion of the bonus to which Mr. Goydan would have been entitled to for the year in which his employment is terminated, prorated based on the number of days elapsed through the date of such termination; or

•

the same portion of the premium costs paid by the company in connection with his participation in the company’s health plan prior to his separation in connection with his election to continue group health coverage under the company’s health plan.

Mr. Goydan’s salary continuation and health care premium payments may be extended by an additional 24 months in the event the company opts to extend his non-competition obligations under the agreement for an additional 24 months.

In addition to the above-listed payments, Mr. Goydan will also receive an amount equal to two hundred percent (200%) of his bonus earned for the fiscal year prior to the year in which his employment terminated, in the event of a “Termination in Connection with a Sale of the Company.” “A Termination in Connection with a Sale of the Company” means any of the following events occurring within six (6) months (or in the case of the first event listed below, directly or indirectly in connection with or in anticipation of) a sale of more than 50% of the stock or assets of the company:

•	a termination of his employment by the company without Cause;

•	a termination of his employment by Mr. Goydan with Good Reason; or

•

a termination of his employment by Mr. Goydan because any successor to the company’s operations or assets (whether by merger, sale, consolidation or otherwise) terminates or fails to assume in writing the employment letter agreement at the time of the Sale of the Company.

Mr. Goydan’s right to any payments in the event of his termination by the company without Cause, in the event of a Termination in Connection with a Sale, or his resignation with Good Reason is contingent upon: (i) his execution and delivery to the company of a severance agreement and release no later than sixty (60) days following termination, (ii) his compliance with the terms of the release and the confidentiality, non-competition, non-disclosure terms of the agreement and (iii) Mr. Goydan shall not have applied for unemployment compensation chargeable to any Koppers company.

If Mr. Goydan’s employment is terminated without Good Reason, due to his permanent disability or death or by the Company for Cause, then the company’s obligations under the agreement will immediately cease, except that, (i) Mr. Goydan will be entitled to receive accrued salary and benefits through the date of termination, and (ii) unless he was terminated by the company for Cause, or the company had grounds to terminate him for Cause at the time of his resignation, Mr. Goydan will be entitled to a portion of the bonus to which he would have been entitled to for the year in which his employment is terminated, prorated based on the number of days elapsed through the date of such termination.

Mr. Goydan also agreed to a key employee non-competition agreement with Osmose Holdings, Inc. in November 2006, which we assumed in connection with the Osmose Acquisition. Pursuant to the non-competition agreement, Mr. Goydan is entitled to a sum of $460,000 upon his retirement, which is deemed to commence upon any of the following: (i) attainment of age 65 and retirement, (ii) in the event Mr. Goydan becomes permanently disabled for any reason prior to age 65, retirement is at age 65 or upon the earlier death of Mr. Goydan, or (iii) death.

Mark R. McCormack. Mr. McCormack agreed to a summary of terms and conditions of employment effective December 1, 2006. These terms provide that Mr. McCormack will serve as Vice President, Australasian Operations & Managing Director, Koppers Australia Pty. Limited and give the company the right to change Mr. McCormack’s title and duties at any time. The terms established an initial base salary, subject to periodic review, and addressed additional compensation matters. The terms provide for participation in the Koppers Australia Superannuation Plan, the continuation of a life insurance policy and participation in the corporate senior management incentive plan, the global carbon materials and chemicals business unit plan and the Koppers Australia business unit plan.

The terms provide that in the event that the company terminates Mr. McCormack’s employment other than for cause and without 12 months notice, Mr. McCormack will be entitled to receive his base salary of 12 months’ pay.

Walter W. Turner. We had an employment agreement with Mr. Turner, which remained effective through 2014 until Mr. Turner’s retirement on December 31, 2014. The agreement established an initial minimum annual base salary of $757,500, increasing to a minimum annual base salary of $807,500 on April 1, 2013, and thereafter was subject to periodic review by the board of directors. The agreement provided that Mr. Turner was entitled to participate in the corporate plan with a target cash incentive of 100% of base salary and in the LTIP with an incentive target of 200% of base salary. With respect to awards previously made to Mr. Turner under the LTIP in 2012, the agreement provided that such awards would be modified so that Mr. Turner was eligible to receive the full number of shares and options under such awards even if his employment terminated for specified reasons prior to December 31, 2014. With respect to awards that were made to Mr. Turner in 2013 and 2014, subject to Mr. Turner’s compliance with certain specified conditions, if Mr. Turner remained employed through December 31, 2014, or if his employment terminated prior to December 31, 2014 under certain circumstances, Mr. Turner would be eligible to receive the same number of shares and options under such award agreements as he would have received had his employment continued through the applicable vesting date specified in such award agreements. Under the agreement, the terms of outstanding stock options held by Mr. Turner were modified to extend the post-termination exercise period from three years to five years, subject to certain limitations. In the event of termination of Mr. Turner’s employment by the company other than for cause, Mr. Turner was entitled to receive his base salary through December 31, 2014.

The agreement contained provisions for certain benefits, comparable to those previously provided under the company’s change in control agreement with Mr. Turner as in effect before he reached age 65, that would become payable if one of the following events occurs within two years after a change in control has occurred.

•	Mr. Turner is required to relocate his primary office to a location greater than fifty miles from the then current location of his office; or

•	Mr. Turner’s employment is terminated other than for cause or disability.

The benefits to which Mr. Turner would be entitled in the event of a termination of his employment under the above-specified conditions following a change in control include:

•	all of Mr. Turner’s accrued salary to the date of termination;

•	a pro-rata annual cash incentive for the year in which the termination occurs equal to the average of the bonus payments awarded for the previous two years;

•	a lump sum payment equal to twice the sum of (i) Mr. Turner’s base salary and (ii) one half of the amounts awarded to Mr. Turner under applicable incentive plans for each of the preceding two years;

•	all reasonable legal fees and expenses incurred by Mr. Turner as a result of his termination, subject to certain specified exceptions;

•	life, disability, accident and group health benefits (or the monetary equivalent of such benefits) for two years or until Mr. Turner receives comparable benefits from a third party; and

•	continued indemnification for pre-termination acts and omissions.

The payments and benefits to which Mr. Turner would have been entitled to in the event he had been terminated after a change in control would also have been reduced as necessary to cause the total payments and “parachute payments” (as defined in the tax code) to comply with the limitation set forth in Section 280G of the tax code.

Change in Control Agreements

We entered into amended and restated change in control agreements with Messrs. Ball and McCormack on May 6, 2013. We entered into a change in control agreement with Mr. Zugay on August 18, 2014.

These agreements have one-year evergreen terms running from June 1 to May 31 of each year in the case of Mr. McCormack, from September 1 to August 31 of each year in the case of Mr. Ball and from August 18 to August 17 of each year in the case of Mr. Zugay, provided that we preserve the right, in our discretion, to terminate the change in control agreement by providing notice of termination at least 90 days prior to the expiration of the then current term.

The change in control agreements set out benefits that become payable if one of the following events occurs within two years after a change in control has occurred:

•

the executive terminates his employment upon 30 days written notice after (i) being requested to relocate his primary office to a location greater than 50 miles from the then current primary office of the executive or (ii) a material reduction in the executive’s duties, responsibilities or compensation; or

•	the executive’s employment is terminated other than for cause or disability.

The benefits to which the executive would be entitled in the event of a termination of the executive’s employment under the above-specified conditions following a change in control include:

•	all of the executive’s accrued salary to the date of termination;

•	a pro-rata bonus for the year in which the termination occurs equal to the average of the payments awarded for the previous two years;

•	a lump sum payment equal to twice the executive’s base salary;

•	life, disability, accident and group health benefits (or the monetary equivalent of such benefits) for two years or until the executive receives comparable benefits from a third party; and

•	continued indemnification for pre-termination acts and omissions.

The payments and benefits to which the executive would be entitled in the event he is terminated after a change in control will also be reduced as necessary to cause the total payments and “parachute payments” (as defined in the tax code) to comply with the limitation set forth in Section 280G of the tax code.

Effect of Termination for Any Reason or Change in Control on Unvested LTIP Awards

As further described in the “Outstanding Equity Awards at Fiscal Year End” table, each of the named executive officers holds unvested time-based restricted stock units, performance-based restricted stock units and stock options under the LTIP. If the employment of any of the named executive officers is terminated for any reason (other than retirement, death or permanent disability), the executive will forfeit any unvested time-based restricted stock units, performance-based restricted stock units and stock options; the executive will not forfeit any time-based restricted stock units, performance-based restricted stock units and stock options already vested. If the employment of any of the named executive officers, is terminated for retirement, death or permanent disability, vesting of time-based restricted stock units, performance-based restricted stock units and stock options will be as follows:

Type of Award	Vesting
Performance-Based Restricted Stock Units	Pro-Rata Vesting at End of Measurement Period. Upon completion of the performance measurement period, the executive shall vest in a number of shares equal to the number of shares (if any) in which the executive would have vested at the end of the measurement period had the executive continued in our service through the end of the measurement period multiplied by a fraction, the numerator of which is the number of

Type of Award	Vesting
months of service the executive completed between the award date and the termination of the executive’s service and the denominator of which is the total number of months in the measurement period.

Time-Based Restricted Stock Units	Immediate Pro-Rata Vesting. Immediate vesting in the number of restricted stock units in which the executive would have been vested at the time of the executive’s termination had the restricted stock units vested in a series of 36 successive equal monthly installments over the duration of the three-year vesting schedule in the award.

Stock Options	Immediate Pro-Rata Vesting. Immediate vesting in the number of options in which the executive would have been vested at the time of the executive’s termination had the options vested in a series of 36 successive equal monthly installments over the duration of the three-year vesting schedule in the award.

Pursuant to his employment agreement, because Mr. Turner’s employment did not terminate prior to December 31, 2014, subject to Mr. Turner’s compliance with certain specified conditions, Mr. Turner was eligible to receive the same number of shares and options under awards made in 2013 and 2014 as he would have received had his employment continued through the applicable vesting date specified in such award agreements. Furthermore, under his employment agreement, the terms of outstanding stock options held by Mr. Turner were modified to extend the post-termination exercise period from three years to five years, subject to certain limitations.

In the event of a change in control, awards to the named executive officers may be assumed or otherwise continued in effect or replaced with a cash retention program by the successor company. If this occurs, there will be no accelerated vesting of unvested time-based restricted stock units, performance-based restricted stock units and stock options, unless the executive is involuntarily terminated (for reasons other than misconduct), within 24 months following the change in control. If the awards are not assumed or otherwise continued in effect or replaced with a cash retention program by the successor company (or if the executive is involuntarily terminated), there will be accelerated vesting of unvested time-based restricted stock units, performance-based restricted stock units and stock options.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, the named executive officer will receive benefits under our life insurance plan or payments under our disability plan, as appropriate, plus any amounts payable under such executive’s employment agreement, if any.

Quantification of Payments Made Upon Death, Change in Control and Termination Without Cause

The following assumptions and principles apply with respect to the following table and any termination of a named executive officer:

•

The amounts shown in the table assume that each named executive officer (except Messrs. Turner and McCurrie) was terminated on December 31, 2014, and include the estimate of any additional amounts that would be paid to the named executive officer on the occurrence of the termination event. The actual amounts that would be paid to a named executive officer can only be determined at the time of an actual termination event or change in control and may be materially different from the estimated amounts included in the table below. In some cases a release may be required before amounts would be payable. Actual payments and benefits provided to Mr. Turner in connection with his retirement on December 31, 2014 and to Mr. McCurrie in connection with his departure on July 25, 2014, are described at the end of this section.

•	A named executive officer is entitled to receive amounts earned during the term of his employment (such as his base salary) regardless of the manner in which his employment is terminated.

•

The estimated amounts included in the table only represent additional amounts that would be payable on the specific termination event. We have not included any amounts which have already been accrued in the name of and vested in the executive under our pension or other relevant plans and which are disclosed in the “Pension Benefits” table above.

•

The amounts estimated in the event of a change of control in the table include the amount a named executive officer is entitled to receive under the Amended and Restated 2005 Long Term Incentive Plan if the awards are not assumed or otherwise continued in effect or replaced with a cash retention program by the successor company. The amounts shown relating to performance-based restricted stock unit awards represent the value of these awards assuming achievement of target performance goals.

Named Executive Officer	Death	Qualifying Termination Following a Change in Control	Without Cause
Leroy M. Ball
Bonus	$—	$106,358	$—
Cash severance	—	795,600	—
Equity vesting	408,407	749,445	—
Health and welfare	—	21,871	—

	$408,407	$1,673,274	$—

Michael J. Zugay
Bonus	$12,600	$—	$—
Cash severance	—	700,000	—
Health and welfare	—	34,635	—

	$12,600	$734,635	$—

Paul A. Goydan
Bonus	$869,361	$1,475,858	$869,361	(1)
Cash severance	—	350,000	551,563
Health and welfare	—	10,509	4,080	(1)

	$869,361	$1,836,367	$1,425,004

Steven R. Lacy
Cash severance	$—	$1,081,220	$872,338	(1)
Equity vesting	425,773	770,905	—
Health and welfare	—	37,199	32,363	(1)

	$425,773	$1,889,324	$904,701

Mark R. McCormack
Bonus	$—	$123,462	$—
Cash severance	—	670,708	335,354
Equity vesting	320,901	562,337	—
Life insurance	—	—	—

	$320,901	$1,356,507	$335,354

(1)	Represents the incremental amount above the amount generally available to all salaried employees in the U.S.

In addition to the above amounts, Mr. Lacy would also be entitled to a post-retirement survivor benefit under our Survivor Benefit Plan, as described on page 59.

Payments and Benefits Provided to Mr. Turner in Connection with his Retirement

Pursuant to his employment agreement, upon his retirement on December 31, 2014, Mr. Turner became eligible to receive the full number of shares and options under LTIP awards that were granted to him in 2012, 2013 and 2014. The value to Mr. Turner of these awards, based on fair value on the date of vesting, equaled $878,471, not including the value of options which had an intrinsic value of $0 because they were underwater or performance-based restricted stock units, which did not meet the applicable performance threshold for 2012 and are not expected to meet such thresholds for 2013 and 2014. While these awards vested on December 31, 2014, the shares relating to these awards will not be issued to Mr. Turner until the original vesting date, which is either three years after the date of grant or annually in equal one-third installments over three years beginning on the first anniversary of the grant date. The options are immediately exercisable within a five year period. The number of shares to be released to Mr. Turner and corresponding settlement dates are detailed in footnote 3 to the 2014 Option Exercises and Stock Vested Table above.

On February 24, 2015, the committee approved a special incentive award to Mr. Turner, with a grant date of March 3, 2015. Mr. Turner’s award consists of time-based restricted stock units valued at approximately $161,500. Mr. Turner’s award will vest twelve (12) months after the grant date, provided, however, that if Mr. Turner’s service as a director terminates, for any reason, prior to the vesting date, the stock units will vest ratably over the service period. The full amount of shares granted will vest upon a change in control. Dividends declared on our common stock during the restricted period of this award will be credited at equivalent value as additional stock units and become payable as additional common shares upon vesting.

In connection with his retirement, Mr. Turner also received a payment of $120,580 in December 2014 representing his unused vacation accrual.

Agreement and General Release for Mr. McCurrie

In connection with his departure on July 25, 2014, we entered into an Agreement and General Release (the “Release”) with Mr. McCurrie, which provided that Mr. McCurrie would receive total gross severance payments of $864,208 over a period from July 26, 2014 through September 30, 2016 (the “Severance Pay Period”), payment for unused current and accrued vacation and continued coverage under all group health benefits during the Severance Pay Period. Effective July 25, 2014, all of Mr. McCurrie’s outstanding unvested time-based and performance-based awards and stock options were cancelled. To the extent that Mr. McCurrie had outstanding vested stock options, the terms of such options will continue to be governed by the provisions of the applicable stock option award agreement. Mr. McCurrie ceased to be eligible to participate in all other company-sponsored compensation or benefit plans or programs as of July 26, 2014. Pursuant to the Release, Mr. McCurrie agreed to release any and all claims he may have against Koppers. Mr. McCurrie continues to be bound by restrictive covenants set forth in his employment agreement, effective October 12, 2003, as thereafter amended, including one-year non-competition and non-solicitation covenants.

Director Compensation

We have adopted a standard arrangement to compensate each of our non-employee directors. In 2014, each non-employee director received the following:

•	an annual cash payment of $60,000 (prorated for new directors serving less than 12 months);

•	a supplemental annual cash payment of $50,000 payable to the non-executive chairman;

•	the audit committee chair received an additional annual cash payment of $15,000;

•

all other committee chairs received an additional annual cash payment of $10,000 (which, in the case of the strategy and risk committee chair, was prorated for service from September 22, 2014 through December 31, 2014);

•	an annual equity award of restricted stock units under our Amended and Restated 2005 Long Term Incentive Plan equal to the value of $85,000, which will vest on May 7, 2015;

•	a supplemental committee meeting attendance fee of $1,000 payable on a per meeting basis to committee members for any committee meetings in excess of six per year per committee; and

•	a supplemental board meeting attendance fee of $1,000 payable for each board meeting in excess of six per year.

We also reimburse directors for their out-of-pocket expenses incident to their service on the board and in connection with attendance at board meetings and the annual meeting of shareholders.

The annual equity award is issued to incumbent directors upon the date of our annual meeting. The annual equity award is issued to new directors upon the date that they are first elected to the board and is prorated for new directors serving less than twelve months. The actual number of restricted stock units to be granted to each non-employee director is determined on the grant date and is based upon the closing selling price per share of our common stock at the close of regular hours trading (i.e., before after-hours trading begins) on the NYSE as such price is officially quoted in the composite tape of transactions on the NYSE on the grant date. The annual equity award vests upon the earlier to occur of (a) the date which is 365 days after the grant date or (b) the date of the next annual meeting of the company, provided that, in both cases, the director remains in continuous service as a director of the company during such period. If a director terminates service prior to the vesting of his or her restricted stock units, the number of outstanding restricted stock units held by the director is prorated to reflect the director’s actual service since the grant date for such units and the director will receive, on the date of termination of service, shares reflecting such prorata amount.

2014 Director Compensation Table

The table below provides information concerning the compensation of our directors for 2014. Mr. Turner, who is also a named executive officer, is not included in the following table because his compensation is included in the Summary Compensation Table and he did not receive additional compensation as a director.

Name	Fees Earned or Paid in Cash		Stock Awards (1)	Total
David M. Hillenbrand	$119,000	(2)	$85,013	$204,013
Cynthia A. Baldwin	69,000	(3)	85,013	154,013
Sharon Feng	78,000	(4)	85,013	163,013
Albert J. Neupaver	83,745	(5)	85,013	168,758
Louis L. Testoni	69,000	(6)	85,013	154,013
Stephen R. Tritch	81,000	(7)	85,013	166,013
T. Michael Young	86,000	(8)	85,013	171,013

(1)	On May 8, 2014, each non-management member of the board of directors was granted 2,264 restricted stock units. The amounts in this column relating to the May 8, 2014 awards represent the grant date fair value of that grant, which is determined by multiplying the shares granted by $37.55 per share, the closing stock price on May 8, 2014. These award grant date fair values have been determined using the assumptions underlying the valuation of equity awards set forth in note 8 of the consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2014. As of December 31, 2014, each non-management director owned 2,264 unvested restricted stock units.

(2)	In addition to the annual payment of $60,000, Dr. Hillenbrand also received an additional $50,000 for serving as chairman of the board and $9,000 in meeting fees.

(3)	Justice Baldwin received an annual payment of $60,000 and $9,000 in meeting fees.

(4)	Dr. Feng received an annual payment of $60,000, an additional $10,000 for serving as chair of the safety, health and environmental committee and $8,000 in meeting fees.

(5)	Mr. Neupaver received an annual payment of $60,000, an additional $10,000 for serving as chair of the management development and compensation committee, an additional $2,745 for serving as chair of the strategy and risk committee from September 22, 2014 through December 31, 2014 and $11,000 in meeting fees.

(6)	Mr. Testoni received an annual payment of $60,000 and $9,000 in meeting fees.

(7)	Mr. Tritch received an annual payment of $60,000, an additional $10,000 for serving as chair of the nominating and corporate governance committee and $11,000 in meeting fees.

(8)	Mr. Young received an annual payment of $60,000, an additional $15,000 for serving as chair of the audit committee and $11,000 in meeting fees.

Stock Ownership Guidelines for Our Non-Employee Directors

The committee and our board of directors have approved stock ownership guidelines for non-employee directors as part of our corporate governance guidelines. The stock ownership guidelines were designed to achieve the following objectives:

•	demonstrate the commitment of non-employee directors to and confidence in the company’s long-term prospects;

•	establish commonality of interest through direct ownership of company stock, encouraging a partner-like environment with non-employee directors and shareholders;

•	support a long-term focus; and

•	quantify our expectations with regard to ownership of our stock by our non-employee directors.

Our corporate governance guidelines provide that each non-employee director shall strive to accumulate a specified number of company shares. The suggested stock ownership level for non-employee directors is five times the annual cash retainer payable to the non-employee director. The suggested stock ownership level is converted into a number of shares that is recalculated annually until the suggested ownership level is achieved. Until the stock ownership level is achieved, it is suggested that non-employee directors retain 75 percent of the net profit shares (i.e., excluding shares used for the payment of taxes) received from the vesting of time-based restricted stock and restricted stock units.

Shares owned outright by the non-employee director and/or their spouses, shares held in a personal individual retirement account or rollover individual retirement account and unvested restricted stock or restricted stock units count toward meeting the guidelines.

Seven of our non-employee directors have achieved compliance with the suggested ownership level and the other non-employee director continues to comply with the 75 percent retention ratio.

TRANSACTIONS WITH RELATED PERSONS

Policy Regarding Review of Related Party Transactions

The audit committee’s charter provides that the audit committee is responsible for reviewing and approving, or requesting review and approval by the board of, all proposed transactions with persons and entities that are considered to be “related persons” (as described below) which would be required to be disclosed in the proxy statement for our annual meeting and certain other filings in accordance with rules promulgated by the SEC (which we refer to as “reportable related party transactions”). We have not adopted a written policy with respect to the audit committee’s or the board’s review, approval or ratification of reportable related party transactions. However, we are prohibited under the indenture governing our senior debt obligations from engaging in certain transactions with, or for the benefit of, our affiliates as described below.

Our indenture prohibits us from entering into any transactions with, or for the benefit of, our affiliates, unless:

•	the terms of the transaction are no less favorable to us than we could obtain in an arms-length transaction with a non-affiliate;

•

if the transaction involves an amount over $10 million, the board has made a determination that the terms are no less favorable to us than we could obtain in an arms-length transaction with a non-affiliate and have approved the transaction by a resolution of the board; and

•

if the transaction involves an amount over $25 million, the board has received a written opinion from an independent financial advisor stating that the transaction is fair from a financial standpoint to the holders of our senior notes.

Some transactions have been carved out from these restrictions and are permitted even without meeting the conditions noted above. These include, among others:

•	loans or advances in the aggregate amount outstanding at any one time of $5 million or less to employees in the ordinary course of business in accordance with our past practices;

•

the payment of customary director, officer and employee compensation (including bonuses) and other benefits and indemnification arrangements, and agreements to register securities of directors, officers employees or other affiliates, provided such arrangements are approved by our board;

•	the issuance or sale of our capital stock (other than certain disqualified stock); and

•	any agreement in effect before December 1, 2009, and any amendments, renewals or replacements of these agreements (as long as the amendments,

renewals or replacements are not disadvantageous to the holders of our senior notes when taken as a whole as compared to the original agreement).

Our reportable related party transaction described below falls within one of these exceptions.

Related Party Transaction in 2014

Chief Executive Officer’s Purchase of Company Bonds

On December 1, 2009, Mr. Turner, our president and chief executive officer, purchased $500,000 of Koppers Inc.’s 7.875% Senior Notes due 2019 (the “Senior Notes”) at the offering price of 98.311 percent, or $491,555. The largest aggregate amount of principal outstanding during 2014 was $500,000 and the amount outstanding as of [April 7], 2015 was $500,000. No amount of the principal was paid during 2014 and the amount of interest paid during 2014 was $39,375. The Senior Notes will mature on December 1, 2019 and will bear interest at a rate of 7.875 percent per annum, payable semi-annually on December 1 and June 1 of each year, beginning on June 1, 2010. Additional interest began accruing from December 1, 2010. Mr. Turner purchased the Senior Notes on the same terms and conditions as purchasers for the remainder of the $295.0 million of Senior Notes.

AUDITORS

The audit committee of the board of directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the 2015 fiscal year. We have engaged Ernst & Young LLP for many years to audit our annual financial statements and our internal control over financial reporting and to perform audit-related and certain permissible tax services. Representatives of Ernst & Young LLP are expected to be present at our annual meeting and, while they do not plan to make a statement (although they will have the opportunity if they desire to do so), they will be available to respond to your appropriate questions.

During 2014 and 2013, we retained Ernst & Young LLP to provide services in the following categories and amounts. Audit fees include fees and expenses related to the fiscal year audit and interim reviews, notwithstanding when the fees and expenses were billed or when the services were rendered. Audit related fees and tax fees include fees and expenses for services rendered from January through December of the fiscal year, notwithstanding when the fees and expenses were billed or paid.

(Dollars in thousands)	2014	2013
Audit fees (1)	$3,061	$2,009
Audit-related fees (2)	274	208
Tax fees (3)	67	103
All other fees	—	—

	$3,403	$2,320

(1)

Fees related to professional services rendered for the audits of our consolidated financial statements included in our Annual Report on Form 10-K, quarterly reviews of the financial statements included in our Quarterly Reports on Form 10-Q, audits of internal control over financial reporting and statutory audits, and services related to acquisitions, a potential bond offering, and registration statements.

(2)	Fees related to assistance with international accounting matters and due diligence services related to an acquisition.

(3)	Fees related to services for international tax planning and advice, tax compliance, and assistance with other international tax matters.

Our audit committee has adopted a written pre-approval policy, which requires the audit committee to generally pre-approve or specifically pre-approve all audit, audit-related, tax and other permissible non-audit services that may be provided by the independent auditor. Any pre-approvals made by the audit committee must specify the services covered by such pre-approvals in reasonable detail.

All proposals to engage the independent auditor to perform services that have been generally pre-approved by the audit committee will be submitted to the chief financial officer and must include a description of the services to be rendered that is sufficiently detailed so that management will not be called upon to make a judgment about whether the services are pre-approved.

Proposals to engage the independent auditor to provide services that require specific approval by the audit committee will be submitted to the committee by both the independent auditor and the chief financial officer.

The audit committee has designated our internal auditor to monitor the performance of all services provided by the independent auditor, to determine whether such services are in compliance with this policy and to report to the audit committee on a periodic basis on the results of its monitoring.

All generally pre-approved services may not extend for more than one year, unless the audit committee specifically provides for a different period.

The chairman of the audit committee has been delegated the authority by the audit committee to pre-approve proposed services by the independent auditor when the entire audit committee is unable to do so. The chairman must report all such pre-approvals to the audit committee at the next audit committee meeting. The chairman has authority to approve fees and/costs of generally pre-approved services in amounts up to $100,000 per project, not to exceed an annual aggregate of $500,000. Any proposed services exceeding such levels require specific pre-approval by the Committee.

The members of the audit committee believe they have performed their oversight responsibilities with diligence and care but believe it is important to note that in their capacity as members of our board of directors and audit committee, they are not professionally engaged in the practice of auditing or accounting.

The services performed by Ernst & Young in 2014 were pre-approved in accordance with the audit committee pre-approval procedures. In so doing, the audit committee determined that the provision of these services is compatible with maintaining the independence of our independent auditor.

PROXY ITEM 2 — PROPOSAL TO AMEND OUR AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF KOPPERS COMMON STOCK

The board of directors has approved a proposal to amend our Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) to increase the number of authorized shares of our common stock from 40 million to 80 million.

The proposed amendment would replace Section 401 of Article IV of the Articles of Incorporation with the following language:

“The aggregate number of shares of all classes of capital stock which the Corporation shall have authority to issue is 90,000,000 shares, of which 80,000,000 shares shall be voting common stock, $.01 par value (“Common Stock”) and 10,000,000 shares shall be preferred stock, $.01 par value (“Preferred Stock”) (the Common Stock and the Preferred Stock shall hereinafter collectively be called the “Stock”).”

As of                     , 2015, we had [            ] shares of common stock issued and outstanding and [            ] shares reserved for issuance. The board of directors believes it is in the best interest of the company to increase the number of authorized shares of common stock in order to give the Company greater flexibility and responsiveness in considering and planning for future corporate needs, including, but not limited to, stock dividends, grants under equity compensation plans, stock splits, financing activities, potential strategic transactions, including mergers, acquisitions, and business combinations, as well as other general corporate transactions. The board of directors believes that additional authorized shares of common stock will enable the company to take timely advantage of market conditions and other opportunities that become available to the company without the delay and expense associated with convening a special meeting of the company’s shareholders.

The company has no current plan, commitment, arrangement, understanding or agreement regarding the issuance of the additional shares of common stock that will result from the company’s adoption of the proposed amendment. Except as otherwise required by law or by a regulation of the New York Stock Exchange, the newly authorized shares of common stock will be available for issuance at the discretion of the board of directors (without further action by the shareholders) for various future corporate needs, including those outlined above. While adoption of the proposed amendment would not have any immediate dilutive effect on the proportionate voting power or other rights of the company’s existing shareholders, any future issuance of additional authorized shares of the company’s common stock may, among other things, dilute the earnings per share and book value of the common stock and the voting rights of those holding common stock at the time the additional shares are issued.

In addition to the corporate purposes mentioned above, an increase in the number of authorized shares of the company’s common stock may make it more difficult to, or discourage an attempt to, obtain control of the company by means of a takeover bid that the board of directors determines is not in the best interest of the company and its shareholders, as additional shares of common stock could be issued to dilute the stock ownership and voting power of, or increase the cost to, a party seeking to obtain control of the company. However, the board of directors is not aware of any attempt or plan to obtain control of the company.

Any newly authorized shares of the company’s common stock will be identical to the shares of common stock now authorized and outstanding. The proposed amendment will not affect the rights of current holders of the company’s common stock, none of whom have preemptive or similar rights to acquire the newly authorized shares.

If the proposed amendment is approved, it will become effective upon its filing with the Secretary of State of Pennsylvania, which will occur as soon as practicable after approval.

The board recommends that you vote “FOR” the proposal to approve the amendment to our Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock.

PROXY ITEM 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our named executive officers are identified on page 29, and the compensation of the named executive officers is described on pages 29 through 71, including the “Compensation Discussion and Analysis” on pages 29 to 49. As discussed in the Compensation Discussion and Analysis, we believe that our compensation policies and decisions are focused on pay for performance principles and are strongly aligned with the long-term interests of our shareholders. Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced senior executives to lead the company successfully in a competitive environment.

At our 2014 annual meeting of shareholders, our shareholders cast an advisory vote on the compensation of our named executive officers as disclosed in the proxy statement for the 2014 annual meeting, and our shareholders overwhelmingly approved the proposal, with 99% of the votes cast in favor. At the 2011 annual meeting, we also asked our shareholders to indicate if we should hold an advisory vote on the compensation of our named executive officers every one, two or three years, with our board of directors recommending an annual advisory vote. Because our board of directors views it as a good corporate governance practice, and because at our 2011 annual meeting 91% of the votes cast were in favor of an annual advisory vote, our board has adopted an annual advisory vote on executive compensation and we are again asking our shareholders to approve the compensation of our named executive officers as disclosed in this proxy statement in accordance with Section 14A of the Securities Exchange Act of 1934, as amended.

Accordingly, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and pursuant to the regulations promulgated under the Securities Exchange Act of 1934, we are requesting your nonbinding vote on the following resolution:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K and described on pages 29 to 71 of the company’s Notice of Annual Meeting & Proxy Statement for the 2014 Annual Meeting of Shareholders, including the “Compensation Discussion and Analysis” and the compensation tables and narrative discussion, is hereby APPROVED.”

Approval of the advisory vote on executive compensation requires support from a majority of votes cast, assuming the presence of a quorum.

The shareholder vote on this resolution is an advisory vote and therefore will not be binding on the company or on the board, and will not be construed as overruling any decision by the company or the board. The vote will not be construed to create or imply any change to the fiduciary duties of the company or the board, or to create or imply any additional fiduciary duties for the company or the board.

The board recommends that you vote “FOR” the resolution to approve the compensation paid to the company’s named executive officers.

PROXY ITEM 4 — PROPOSAL TO RATIFY THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2015

We are asking you to vote on a proposal by the audit committee to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2015 fiscal year.

Adoption of the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2015 requires the affirmative vote of a majority of votes cast on the proposal at the annual meeting by the holders of our common stock voting in person or by proxy at the annual meeting.

If the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2015 is not ratified, the audit committee will reconsider its selection.

The board recommends that you vote “FOR” the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2015.

GENERAL MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of beneficial ownership and changes in beneficial ownership of our stock. Directors and officers must furnish us with copies of these reports. We also assist our executive officers and directors with fulfilling these requirements based on information provided by our executive officers and directors and obtained from our internal records. Based on our review of the forms and directors and executive officers’ representations, we believe all directors and executive officers complied with the requirements in 2014, with the exception of one Form 5 filed on May 9, 2014 for Walter W. Turner, reporting five gifts of stock, which was filed late due to lack of timely notice, one amended Form 5 filed on May 16, 2014 for Walter W. Turner, reporting five gifts of stock, which was filed late due to lack of timely notice, one Form 4 filed on June 24, 2014 for Thomas D. Loadman reporting a sale of stock on May 8, 2014, which was filed late due to lack of timely notice, and one Form 3 filed on August 27, 2014 for Mr. Goydan reporting his appointment as a Section 16 officer, which was filed late due to technical difficulties.

Shareholder Proposals for the Next Annual Meeting

If you would like to have a shareholder proposal included in our proxy statement and proxy card for our 2016 annual meeting, your shareholder proposal must be received by our corporate secretary on or before [December 9], 2015.

If you intend to present business for consideration at our 2016 annual meeting, you must give notice to our corporate secretary in accordance with Section 3.05 of our Bylaws (which are available on our website at www.koppers.com under “Corporate Governance”) and such business must otherwise be a proper matter for shareholder action. Under our Bylaws, in order to be timely your notice must be received by our corporate secretary no later than the later of (1) not less than 90 days nor more than 120 days prior to the meeting or (2) ten days after the meeting is first publicly announced.

The proposal must set forth the following:

•	A description of the business desired to be brought before the meeting, the reasons for such business and the text of any proposal;

•	Any material interest of such shareholder or any person controlled by or controlling such shareholder and beneficial owners (a “Shareholder Associated Person”) in such business;

•	A representation that the shareholder intends to be appear in person or by proxy to bring the business before the meeting;

•	The total number of shares that will be voted by such shareholder; and

•	As it relates to such shareholder and any Shareholder Associated Person and, as applicable, the proposal, the following information:

•	Their name and address;

•	Class and number of shares beneficially owned and of record and any other positions owned, including derivatives, hedges and any other economic or voting interest in the company;

•	A representation whether such person intends to be part of the group which intends to deliver a proxy statement or otherwise solicit proxies from shareholders;

•	Whether hedging or other transactions have been made to mitigate a loss of such person; and

•	Any other information relating to each party that would be required to be disclosed in a proxy statement.

By Order of the Board of Directors

Steven R. Lacy

Senior Vice President, Administration,

General Counsel and Secretary

[April 7], 2015

APPENDIX A

Proposed Amendment to the Amended and Restated Articles of Incorporation to Increase the Number of Authorized Shares of Common Stock

ARTICLE IV

CAPITAL STOCK

Section 401. The aggregate number of shares of all classes of capital stock which the Corporation shall have authority to issue is ~~50,000,000~~ 90,000,000 shares, of which ~~40,000,000~~ 80,000,000 shares shall be voting common stock, $.01 par value (“Common Stock”) and 10,000,000 shares shall be preferred stock, $.01 par value (“Preferred Stock”)(the Common Stock and the Preferred Stock shall hereinafter collectively be called the “Stock”).

A-1

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X Koppers Holdings Inc. 01S33B 1 U P X + q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — C Date and Sign Below Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + B Non-Voting Items A Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL LISTED NOMINEES AND “FOR” PROPOSALS 2 THROUGH 4. For Against Abstain 2. PROPOSAL TO AMEND OUR AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK 4. PROPOSAL TO RATIFY THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2015 For Against Abstain 3. ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION Change of Address — Please print new address below. Comments — Please print your comments below.
1. PROPOSAL FOR ELECTION OF DIRECTORS Nominees: FOR AGAINST ABSTAIN 01 – Cynthia A. Baldwin 02 – Leroy M. Ball, Jr. 03 – Sharon Feng, Ph.D. 04 – Albert J. Neupaver 05 – Stephen R. Tritch 06 – Walter W. Turner 07 – T. Michael Young

IMPORTANT ANNUAL MEETING INFORMATION 01 - Cynthia A. Baldwin 02 - Albert J. Neupaver For Withhold 02 - Walter W. Turner For Withhold For Withhold 5. PROPOSAL TO APPROVE OUR AMENDED AND RESTATED 2005 LONG TERM INCENTIVE PLAN 6. PROPOSAL TO AMEND OUR AMENDED AND RESTATED BYLAWS TO IMPLEMENT A MAJORITY VOTE STANDARD FOR THE ELECTION OF DIRECTORS MMMMMMMMMMMM MMMMMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINESACKPACKMMMMMMM 1 8 6 9 6 5 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM C 1234567890 J N T C123456789 q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q . ANNUAL MEETING OF SHAREHOLDERS – MAY 7, 2015 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned shareholder hereby appoints Michael J. Zugay and Steven R. Lacy as Proxy to represent and to vote, as designated on the reverse, and in their discretion on any other business which may properly come before the Annual Meeting of Shareholders (the “Annual Meeting”), all the shares of stock of Koppers Holdings Inc. held of record by the undersigned on March 10, 2015, at the Annual Meeting to be held on May 7, 2015, or any adjournments thereof. If this proxy card is executed and no direction is given, such shares will be voted for all listed nominees and in accordance with the recommendation of the Board of Directors on the other matters referred to on the reverse side and in the discretion of Michael J. Zugay and Steven R. Lacy on such other business as may properly come before the meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL LISTED NOMINEES AND “FOR” PROPOSALS 2 THROUGH 4. YOU MAY RECEIVE MORE THAN ONE PROXY CARD FOR SHARES OF COMMON STOCK THAT YOU OWN DEPENDING ON HOW YOU OWN YOUR SHARES. PLEASE COMPLETE, SIGN AND RETURN EACH PROXY CARD THAT YOU RECEIVE AS EACH CARD REPRESENTS SEPARATE SHARES OF COMMON STOCK HELD BY YOU. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. (Continued and to be signed on the reverse side) Proxy — Koppers Holdings Inc. Important notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be held on May 7, 2015. The Proxy Statement and the 2014 Annual Report to Shareholders are available at: www.rrdezproxy.com/2015/KoppersHoldings/